EXHIBIT 10.4

MANAGEMENT AGREEMENT

(Innisbrook Resort)

WESTIN:	WESTIN MANAGEMENT COMPANY SOUTH, a Delaware corporation

OWNER:	GTA-IB, LLC, a Florida limited liability company

EFFECTIVE DATE:	July 15, 2004

MANAGEMENT AGREEMENT

THIS MANAGEMENT AGREEMENT (this “Agreement”) is made as of this 15th day of July, 2004 (the “Effective Date”), by and between WESTIN MANAGEMENT COMPANY SOUTH, a Delaware corporation (“Westin”), and GTA-IB, LLC, a Florida limited liability company (“Owner”).

THE PARTIES ENTER THIS AGREEMENT on the basis of the following facts, intentions and understandings:

A.            Westin is knowledgeable and experienced in managing and promoting first-class hotels and golf resorts and has performed such services throughout the world.

B.            Owner is the owner of a first-class golf resort known as The Westin Innisbrook Golf Resort, located near Tarpon Springs, Florida (the “Resort”).  Owner desires to engage Westin to manage and promote the Resort.

C.            The Resort includes the following components:  (i) 72 holes of championship golf, practice facilities, three (3) clubhouses and pro shops, golf and beverage carts and related facilities (collectively, the “Golf Facility”); (ii) Nine Hundred Thirty-Eight (938) individually owned condominium units currently containing approximately Six Hundred (600) rentable guest rooms which are subject to a Master Lease Agreement (as defined herein); (iii) three (3) conference centers containing a total of approximately 59,728 square feet of meeting area; (iv) three (3) full service food and beverage facilities; (v) recreational facilities, including tennis courts, racquetball courts, a fitness center and six (6) outdoor heated swimming pools; (vi) the Loch Ness Monster Water Park; and (vii) parking areas and other supporting facilities.  In addition, Westin and Owner acknowledge and agree that the Resort has certain characteristics which distinguish it from other hotels and/or golf resorts managed by Westin (collectively, the “Unique Characteristics”), including, without limitation: (i) that the Resort consists of 72 holes of championship golf located over a large geographic area; (ii) that the Resort consists of a condominium rental pool structure in lieu of traditional hotel operations; (iii) that the Resort is subject to certain limited rights in allowing public golf play; (iv) that the Resort is subject to certain golf membership restrictions; and (v) the significance of the golf revenue component to the revenue performance of the Resort as compared to the revenue generated from rooms.

D.            The Resort is located on that certain real property described on the attached Exhibit A (the “Resort Land”).

E.             This Agreement is intended to replace and supersede that certain Management Contract dated as of May 7, 1997, by and between Golf Host Resorts, Inc. (“GHR”) and Westin Hotel Company (“WHC”), Westin’s predecessor in interest (the “GHR Agreement”), which is hereby terminated.

F.             Westin and Troon Golf L.L.C., a Delaware limited liability company (“Troon”), are parties to that certain Facility Management Agreement for The Westin Innisbrook Golf Resort dated as of the Effective Date (the “Golf Management Agreement”).  A copy of the Golf Management Agreement is attached hereto as Exhibit B.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.             INTERPRETATION, DEFINITIONS, AND REPRESENTATIONS
AND WARRANTIES

1.1          Interpretation.

1.1.1  The foregoing Recitals and the attached Exhibits A through J hereof are hereby incorporated in and made a part of this Agreement.

1.1.2  Unless the language specifies or the context implies that a term of this Agreement is a condition, all of the terms of this Agreement shall be deemed and construed to be covenants to be performed by the designated party.

1.1.3  The use of the terms “including,” “include,” and “includes” followed by one or more examples is intended to be illustrative and shall not be deemed or construed to limit the scope of the classification or category to the examples listed.

1.1.4  Unless expressly stated otherwise in this Agreement, whenever a matter is submitted to a party for approval or consent in accordance with the terms of this Agreement, that party has a duty to act reasonably and timely in rendering a decision on the matter.

1.2          Definitions.  As used throughout this Agreement and the attached Exhibits, the following terms shall have the respective meanings set forth below:

1.2.1  Affiliate - with respect to Westin and Owner, any other person or entity directly or indirectly controlling, controlled by, or under common control with Westin or Owner, as the case may be.

1.2.2  Approvals - licenses, approvals, permits, authorizations, registrations and the like required by any governmental organization or unit having jurisdiction over Owner or the Resort.

1.2.3  Base Fee - that portion of the Management Fee calculated on the basis of Gross Operating Revenue in accordance with Section 3.2.1.

1.2.4  Benefit Plans - all employee benefit plans for the Resort Personnel, including, without limitation, any and all savings, pension, retirement, medical and dental plans.

1.2.5  Business Interruption Insurance - insurance coverage against “Business Interruption and Extra Expense” (as that phrase is used within the United States insurance industry for application to transient lodging facilities).

1.2.6  Capital Expenditures - all amounts expended by Owner or Westin (on behalf of Owner) for Capital Improvements in accordance with the terms of this Agreement.

1.2.7  Capital Improvement - an item of any nature incorporated into the Resort that, according to Generally Accepted Accounting Principles, is not properly deducted as a current expense on the books of the Resort, but rather should be capitalized.  Equipment and golf carts under operating leases of greater than one year shall be included as Capital Improvements.

1.2.8  Casualty Restoration - the activity of repairing, restoring, replacing, or rebuilding the Resort as required by Article 7.

1.2.9  Central Reservations Fee - the fee for the Resort’s access to Westin’s central reservations system, to be paid by Owner to Westin in accordance with Section 3.1.4.

1.2.10  Certified Financial Statements - financial statements with respect to the operations of the Resort which contain the information and the certificate described in Section 2.5.3 and which are necessary for Owner to prepare an audit report with respect thereto.

1.2.11  Committee - the policy committee established in accordance with Section 12.3.

1.2.12  Comparable Golf Resorts - at any time when the Performance Test is being applied, the five (5) golf resorts in Florida that are most comparable to the Resort in quality, price and market (with due consideration given to age, quality, size, amenities, amount of meeting space and business mix).  Owner and Westin agree that, as of the Effective Date, the Comparable Golf Resorts are: (i) PGA National Golf Resort; (ii) Belleview Biltmore Resort; (iii) Amelia Island Plantation; (iv) Marriott Sawgrass Resort; and (v) Doral Resort and Country Club; provided, however, any of the foregoing which do not report (or cease to report) to Smith Travel Research shall be excluded from the definition of Comparable Golf Resorts.  All determinations as to which first-class golf resorts are to be included in the group of Comparable Golf Resorts shall be made by the mutual written agreement of Owner and Westin or, if the parties are unable to reach agreement within thirty (30) days after the request of either party to do so, as determined by PricewaterhouseCoopers LLP, or another reputable hospitality industry consultant that is mutually acceptable to Owner and Westin.

1.2.13  Computer Services - the services Westin performs with respect to automating the operations of the Resort, as generally described in Exhibit C.

1.2.14  Consumer Price Index - the Consumer Price Index for All Urban consumers, All Items, for the U.S. City Average, as published by the Bureau of Labor Statistics of the U.S. Department of Labor, using the years 1982-84 as a base of 100.

1.2.15  Controller - means the controller of the Resort appointed by Westin and approved by Owner pursuant to Section 2.6.1.

1.2.16  Cost Sharing Payments - any payments, including interest thereon, in respect of Cost Sharing (as defined in the Master Lease Agreement) payable to the owners of the individual condominium units within the Resort pursuant to Section 3 of the First Addendum to the Master Lease Agreement. Such Cost Sharing Payments and any interest thereon shall be treated as additional rent due to the owners of the individual condominium units under the Master Lease Agreement.

1.2.17  Date of Taking - the earlier of the date on which the relevant governmental authority is entitled to possession or takes possession as the result of a Taking.

1.2.18  Director of Golf Sales - means the director of golf sales for the Resort appointed by Westin, if any.

1.2.19  Director of Group Sales - means the director of group sales for the Resort appointed by Westin.

1.2.20  Director of Operations - means the director of operations of the Resort appointed by Westin and approved by Owner pursuant to Section 2.6.1.

1.2.21  Director of Sales and Marketing - means the employee with oversight responsibility with respect to the sales and marketing of the Resort, as appointed by Westin and approved by Owner pursuant to Section 2.6.1.

1.2.22  Dispute - any dispute, claim or issue arising under this Agreement, except claims (i) relating to preserving or protecting Westin’s proprietary rights or Owner’s proprietary rights, if any, or (ii) for extraordinary relief such as injunction or eviction.

1.2.23  Event of Default - any of the events so defined in Section 4.2.

1.2.24  Excess Loss Expenditures - the portion of any Capital Expenditures incurred in connection with any Casualty Restoration that is (a) not covered by the proceeds of insurance and (b) exceeds twenty-five percent (25%) of the total cost of the Casualty Restoration.  By way of example, if the total cost of a Casualty Restoration is $5,000,000 and if Owner receives $3,000,000 in insurance proceeds in connection with such casualty, then $750,000 of the total $2,000,000 uninsured cost of the Casualty Restoration would be treated as Excess Loss Expenditures.

1.2.25  Expected Management Fees - the Management Fees Westin would have earned from the date of the cessation of Westin’s management of the Resort through the end of the full term of this Agreement, as mutually agreed in writing by Westin and Owner or, absent such agreement, as determined pursuant to Article 10.

1.2.26  Fee Statement - the statement delivered by Westin to Owner in accordance with Section 3.2.3.

1.2.27  FF&E - items of furniture, fixtures and equipment used in the ordinary course of operating the Resort that, under Generally Accepted Accounting Principles, properly must be capitalized on the books of the Resort.

1.2.28  Force Majeure Event - any event or circumstance beyond the reasonable control of Westin that adversely affects the operation of the Resort, including fire, storm or other casualty, strikes or other labor interruptions, acts of war or terrorism, or riots or other civil unrest, but expressly excluding general economic conditions or other events or circumstances having an adverse impact on the Competitive Set generally.

1.2.29  Fund - the separate bank account established to provide funds for Capital Improvements in accordance with Section 2.4.2.

1.2.30  General Manager - the individual appointed by Westin, and approved by Owner in writing, in accordance with the terms of this Agreement to provide on-site supervision of the Resort operations.

1.2.31  Generally Accepted Accounting Principles or GAAP - those conventions, rules, procedures and practices, consistently applied, affecting all aspects of recording and reporting financial transactions which are generally accepted by major independent public accounting firms in the United States.  If Owner and Westin cannot agree on what constitutes Generally Accepted Accounting Principles, then the public accounting firm then or most recently engaged to prepare the Certified Financial Statements for the Resort in accordance with Section 2.5.3 shall make the determination upon the request of either party (with a concurrent copy to the non-requesting party).  Any financial or accounting terms not otherwise defined herein shall be construed and applied according to Generally Accepted Accounting Principles.

1.2.32  Golf Director - means the director of all golf operations for the Golf Manager.

1.2.33  Golf Facility - as defined in Recital C above.

1.2.34  Golf Manager - the management company engaged from time to time to operate the Golf Facility.  Initially, the Golf Manager shall be Troon or another professional golf manager selected by Westin and approved by Owner in writing.

1.2.35  Golf Management Agreement - means the agreement between Westin and Golf Manager with respect to the management of the Golf Facility.

1.2.36  Golf Management Fee - with respect to any period, an amount equal to the actual fee or compensation paid to Golf Manager with respect to such period for the management of the Golf Facility pursuant to the Golf Management Agreement.

1.2.37  Golf Operating Revenue - all revenue and income of any kind derived from the following operations at the Golf Facility: greens fees, cart fees, pro shop sales, club rental fees, member dues and initiation fees, lesson fees (only the portion received by the Golf Facility, if services are provided by independent contractors), and revenues derived from On-Course Food and Beverage Operations (provided that and for so long as Golf Manager is responsible for on-course food and beverage operations), and determined in accordance with Generally Accepted Accounting Principles consistently applied which are properly attributable to the period under consideration, and specifically excluding the following, without limitation:

(a)           applicable excise, sales, occupancy and use taxes, or similar government charges collected directly from patrons or guests, or as part of the sales price of any goods, services, or displays, such as gross receipts, admission, cabaret, or similar or equivalent taxes;

(b)           receipts from the financing, refinancing, sale, master lease or other disposition of capital assets or any portion of the Golf Facility, including, without limitation, any payment arising in connection with the settlement of any disputes with GHR, or any affiliate thereof, including, without limitation, any proceeds from the sale of any portion of the Resort;

(c)           receipts from Taking awards or sales or other transfers in lieu of or under the threat of Taking, and other receipts in connection with any Taking, but only to the extent that such amounts are specifically identified as compensation for alterations or physical damage to the Golf Facility;

(d)           proceeds of any insurance, judgment or other award, including the proceeds of any Business Interruption insurance;

(e)           receipts from food and beverage sales other than from On-Course Food and Beverage Operations;

(f)            discounts, rebates or credits of a similar nature (not including charge or credit card discounts paid to credit card companies, which shall not constitute a reduction from revenues in determining Golf Operating Revenues);

(g)           any credit for individual or business development-related complimentary golf (e.g., there shall be no credit toward Golf Operating Revenue for any complimentary golf); and

(h)           gratuities or services charges collected for payment to and paid to Golf Facilities Employees or other personnel.

To the extent applicable and not inconsistent with this Section 1.2.37, Golf Operating Revenue shall be calculated (and isolated from gross revenue for the rest of the Resort) according to the Uniform System of Accounts for Hotels, 9th Revised Edition, or such later editions as may be adopted by the International Association of Hospitality Accountants.

1.2.38  Gross Operating Profit - means, with respect to any period of time, the amount by which the sum of Gross Operating Revenue and Golf Operating Revenue for such period exceeds Operating Expenses for such period.

1.2.39  Gross Operating Revenue - all revenue and income of any kind derived directly or indirectly from operations at the Resort (other than the Golf Operating Revenue) which are properly attributable to the Operating Year under consideration (including gross revenues generated from the rental of the individual condominium units within the Resort and including rentals or other payments from licensees, lessees, or concessionaires in the Resort, but not gross receipts of such licensees, lessees, or concessionaires), determined in accordance with Generally Accepted Accounting Principles and the Uniform System of Accounts, except that the following shall not be included in determining Gross Operating Revenue:

(a)           applicable excise, sales, occupancy and use taxes, or similar government charges collected directly from patrons or guests, or as a part of the sales price of any goods, services, or displays, such as gross receipts, admission, cabaret, or similar or equivalent taxes;

(b)           receipts from the financing, refinancing, sale or other disposition of capital assets and other items not in the ordinary course of the Resort’s operations and income derived from securities and other property acquired and held for investment, including, without limitation, any payments arising in connection with the settlement of any disputes with GHR, or any affiliate thereof, including, without limitation, any proceeds from the sale of any portion of the Resort;

(c)           receipts from awards or sales in connection with any Taking, from other transfers in lieu of and under the threat of any Taking, and other receipts in connection with any Taking, but only to the extent that such amounts are specifically identified as compensation for alterations or physical damage to the Resort;

(d)           proceeds of any insurance, including the proceeds of any Business Interruption Insurance;

(e)           Third Party Credits (not including charge or credit card discounts, which shall not constitute a deduction from revenues in determining Gross Operating Revenue but shall be an Operating Expense and therefore shall constitute an Incentive Income Deduction in determining Incentive Income); and

(f)            gratuities added to the retail sales receipts which are actually passed through to the employees as part of their compensation.

1.2.40  Gross Rooms Revenue - that portion of Gross Operating Revenue derived from the rental, use or occupancy of the Rentable Guest Rooms.

1.2.41  GTA - means Golf Trust of America, L.P., a Delaware limited partnership.

1.2.42  GTA Mortgage - that certain Mortgage, Security Agreement, Fixture Filing with Assignment of Rents dated as of June 20, 1997, by Golf Host Resorts, Inc. for the benefit of Golf Trust of America, L.P.

1.2.43  Incentive Income - with respect to any Operating Year (or partial Operating Year), the amount by which the sum of Gross Operating Revenue and Golf Operating Revenue properly attributable to such Operating Year (or partial Operating Year) exceeds the Incentive Income Deductions for the same period.

1.2.44  Incentive Income Deductions - with respect to any period, the sum of the following items payable with respect to such period, all calculated on an accrual basis and without duplication:  (i) Operating Expenses; (ii) the Base Fee; (iii) Taxes; (iv) Insurance Costs; (v) payments under leases of capital items (to the extent not covered by amounts in the Fund); (vi) the amount to be contributed to the Fund pursuant to Section 2.4.2; (vii) Cost Sharing Payments to the extent not otherwise included in Operating Expenses;  (viii) the Incremental Capital Amount; and (ix) Excess Loss Expenditures.

1.2.45  Incentive Fee - that portion of the Management Fee calculated on the basis of Incentive Income in accordance with Section 3.2.1.

1.2.46  Included Asset Management Personnel – as defined in Section 3.5.4

1.2.47  Incremental Capital Amount - with respect to any period, one sixth of the amount by which (a) the aggregate amount of all Capital Expenditures made during such period (excluding Owner’s Capital Expenditures and Excess Loss Expenditures) exceed (b) the sum of (i) the amount to be contributed to the Fund during such period pursuant to Section 2.4.2, plus (ii) any amounts that were contributed to the Fund but not expended during prior periods.

1.2.48  Insurance Costs - insurance premiums relating to fire, extended coverage, liability and Business Interruption Insurance policies maintained with respect to the Resort.

1.2.49  Legal Requirements - all laws, statutes, ordinances, rules, regulations, permits, licenses, authorizations, directions and requirements of all governments and governmental authorities, that now or hereafter may be applicable to the Resort and the operation thereof, including those relating to employees, zoning, building, life/safety, health and environmental matters, and accessibility of public facilities.

1.2.50  Management Fee - the fee for Westin’s management services to be paid by Owner to Westin in accordance with Section 3.2.

1.2.51  Marketing Fee - the fee for Westin’s corporate sales and marketing services to be paid by Owner to Westin in accordance with Section 3.1.1.

1.2.52  Master Lease Agreement - that certain Innisbrook Rental Pool Master Lease Agreement dated January 1, 2002, by and among certain lessors and Golf Host Resorts, Inc., as lessee, as amended from time to time (including, without limitation, by that First Addendum dated October 5, 2001; that certain Second Addendum dated December, 2001; and by those certain Annual Lease Agreements executed by certain lessors to adopt the benefits and burdens of the Innisbrook Rental Pool Master Lease Agreement for the relevant forthcoming year), as hereafter modified with the prior written consent of Owner and Westin; provided, however, that Westin’s prior written consent shall not be required with respect to non material changes that do not affect the economic terms and provisions thereof (although a copy of any such change shall be delivered to Westin).

1.2.53  Mortgage - any real estate, leasehold, or chattel mortgage, security agreement, or similar document or instrument encumbering Owner’s interest in the Resort or any part thereof, together with all promissory notes, loan agreements or other documents relating thereto including, without limitation, the GTA Mortgage.

1.2.54  Mortgagee - any holder of a Mortgage, including, without limitation, GTA or its successors and assigns.

1.2.55  Operating Account(s) - the bank account or accounts established for the Resort in accordance with Section 3.5.1.

1.2.56  Operating Expenses - all those ordinary and necessary expenses incurred in the operation of the Resort (including, without limitation, the Golf Facility) as contemplated by the applicable Operating Plan and Budget, including salaries, wages and costs of Benefit

Plans for all Resort Personnel, the Golf Management Fee (other than the “Supplemental Fee” described in Article VII of the Golf Management Agreement), the cost of maintenance and utilities, payments made to the owners of the individual condominium units within the Resort in connection with the rental of their units, administrative expenses, the costs of marketing, advertising and business promotion, the Marketing Fee, the Central Reservations Fee and any other amounts payable to Westin as set forth in this Agreement.  Notwithstanding the foregoing description, the following shall not constitute Operating Expenses:  (i) the Management Fee; (ii) Taxes; (iii) Insurance Costs; (iv) rentals of real and personal property (except for payments made to the owners of the individual condominium owners in connection with the rental of their units, including, without limitation, the Cost Sharing Payments, with respect to personal property, rentals directly in connection with revenue generating activities); (v) depreciation and amortization on capitalized assets; (vi) costs and expenses of Owner or Owner’s personnel that are not incurred directly for the operation of the Resort, such as entertainment expenses, salaries, wages and employee benefits of Owner’s employees that are not Resort Personnel, directors’ fees and the expenses of directors or Owner’s employees to attend board meetings; and (viii) costs and professional fees, including the fees of attorneys, accountants and appraisers, incurred directly or indirectly in connection with any category of expense that would not properly be treated as an Operating Expense.

1.2.57  Operating Plan and Budget - the annual marketing and operating plan and budget for the Resort prepared in accordance with the terms of Section 2.3 on a calendar year basis.

1.2.58  Operating Standard - the standard of management of the Resort described in Section 2.2.

1.2.59  Operating Year - each calendar year during the term of this Agreement, except that the first Operating Year shall be a partial year beginning on the Effective Date and ending on the following December 31, and if this Agreement is terminated effective on a date other than December 31 in any year, then the partial year from January 1 of the year in which such termination occurs to such effective date of termination.

1.2.60  Owner’s Capital Expenditures - those Capital Expenditures, if any, that are required to be made to satisfy Owner’s obligations under Section 2.4.4 or that are made by or at the direction of Owner in excess of the Capital Expenditures recommended by Westin in writing to Owner for the period in question.

1.2.61  Owner Obligations - all of the obligations of Owner to third parties under the Master Lease Agreement (including the obligation to make Cost Sharing Payments as a component of rent) and any Mortgage a copy of which has been provided to Westin (including, without limitation, the GTA Mortgage).

1.2.62  Performance Test - shall have the meaning provided in Section 4.3.

1.2.63  Permitted Financing – shall mean any financing(s) of the Resort the aggregate amount of which (after taking into account all then outstanding financings of the Resort ) is less than 70% of the market value of the Resort at the time of closing of such financing(s), as such market value is determined by a duly licensed and qualified and nationally recognized independent appraisal firm (or by an independent appraisal firm selected by a bona-fide third party who is the lender under such financing); provided, however, that a financing that (x) results (itself, or in combination with other financings of the Resort entered into from and after the Effective Date) in Owner, GTA or their Affiliates receiving more than the Permitted Financing Proceeds (determined as of the date of such financing, and excluding (1) any financing proceeds that are reinvested by Owner, GTA or their Affiliates directly in the Resort in any form or for any purpose, including, without limitation, working capital and capital improvements, or (2) amounts necessary to reimburse Owner, GTA or their Affiliates for any investment, cash contribution or expenditure made by any of such persons in the Resort on or after the Effective Date), or (y) is otherwise in substance a sale, transfer or liquidation of more than fifty percent (50%) of the legal, beneficial or economic interest of Owner, GTA or their Affiliates in the Resort (other than a pledge of such interest solely as collateral) shall not be a Permitted Financing but, rather, shall be deemed to be a Sale of the Resort.

1.2.64  Permitted Financing Proceeds – shall mean, as of any date, proceeds of any financing of the Resort that are (when added to the proceeds of any other financing entered into from and after the Effective Date) equal to or less than the sum of (x) $26,500,000, increased by (y) $6,849 for each day between the Effective Date and the date of the financing in question, provided, however, that the Permitted Financing Proceeds shall in no event exceed $34,000,000.

1.2.65  Present Value - the Expected Management Fees, discounted to the date of payment, at a rate equal to the prime rate of Bank of America, N.A. in effect on the date of cessation of Westin’s management of the Resort.

1.2.66  Reimbursable Expenses - all out-of-pocket costs and expenses actually incurred by Westin for Owner’s account in the ordinary course of providing services in accordance with this Agreement (net of any and all Third Party Credits received directly in connection with the operation of the Resort), whether or not such costs or expenses are specifically so denominated in this Agreement.

1.2.67  Rentable Guest Room - an enclosed guest-room space that contains its own entrance from a common area, a bed, a toilet, a sink and a bathing facility.

1.2.68  Representatives - the individuals appointed by each of Owner and Westin in accordance with Section 12.3.1 to serve on the Committee.

1.2.69  Resort - as defined in Recital B above.

1.2.70  Resort Personnel - all individuals performing services in the name of the Resort at the Resort, whether such individuals are employed by Owner, Westin, Golf Manager or any Affiliate thereof; excluding, however, any asset management personnel employed by GTA with respect to the Resort other than Included Asset Management Personnel.

1.2.71  Restricted Area - the area north of the Tampa/Clearwater metropolitan areas and south of Ocala, Florida, as depicted on the attached Exhibit D.

1.2.72  RevPAR - with respect to any resort that is one of the Comparable Golf Resorts, and with respect to any period of time, the “Revenue Per Available Room” for the resort in question, as measured and reported by Smith Travel Research or such other reputable independent third party market research firm as may be mutually approved in writing by Owner and Westin.

1.2.73  Sale of the Resort – shall mean (i) a sale of more than fifty percent (50%) of the legal, beneficial or economic interest of Owner, GTA or their Affiliates in the Resort (including, without limitation, through a sale or assignment of an interest in the GTA Mortgage) to an unaffiliated third party in a bona fide arm’s length transaction, or (ii) a conveyance of the Resort in connection with a merger, consolidation, sale or contribution of assets or other business combination or reorganization with a third party in consideration of the issuance or transfer of securities in the acquiring entity (including a conveyance of the Resort in connection with an initial public offering), regardless of whether Owner or any Affiliate of Owner is a participant in such offering, or (iii) any financing of the Resort other than a Permitted Financing (it being acknowledged that a Permitted Financing shall not constitute a Sale of the Resort).  Nothing in this definition shall override the liquidating trust exception set forth in Section 9.6.

1.2.74  Senior Executive Personnel - the individuals employed from time to time as the General Manager, the Director of Operations, the Director of Sales and Marketing and the Controller of the Resort.  The overall annual compensation of each of the Senior Executive Personnel shall be specified in the Operating Plan and Budget.

1.2.75  Superintendent of Golf - means the person responsible for the maintenance and agronomical conditions of the Golf Facility and approved by Owner pursuant to Section 2.6.1.

1.2.76  Supplemental Fee – as defined in the Golf Management Agreement.

1.2.77  Taking - a taking as a result of condemnation or eminent domain, or a conveyance by Owner in lieu thereof, of all or part of the Resort; and any taking by any governmental authority or governmental unit (or any authority or entity acting on behalf of or purporting to act on behalf of any governmental authority or unit) for any purpose whatsoever, including confiscation, or a conveyance by Owner in lieu thereof, of all or part of the Resort; and any change in laws, regulations, orders, decrees, or the like which has the effect of a taking of all or part of the Resort.

1.2.78  Taxes - all taxes, including ad valorem taxes on real property, personal property taxes and business and occupation taxes, relating to or assessed in connection with the ownership or operation of the Resort (but excluding sales and use taxes on leases or materials and inventory purchases used in the operations and intangible taxes assessed upon any outstanding accounts receivable balances).

1.2.79  Termination Fee - as defined in Section 4.4.

1.2.80  Third Party Credits - any and all rebates, discounts, payments, fees or credits received by or credited to Westin in connection with the management or operation of the Resort.  Third Party Credits shall specifically exclude any rebates, discounts, payments, fees or credits received by or credited to Westin in connection with its purchasing program described in Section 2.9.

1.2.81  Uniform System of Accounts - the latest edition of the Uniform System of Accounts for Hotels that is published by the Resort Association of New York City, Inc., and approved by the American Hotel & Motel Association (currently, the 9th Revised Edition, 1996), a copy of which Westin shall provide to Owner prior to the Effective Date.

1.2.82  Westin Investment Amount - as of any date, an amount equal to Ten Million Two Hundred Sixty-Five Thousand Dollars ($10,265,000), reduced by the aggregate amount (if any) paid by Owner to Westin on or before such date on account of Incentive Fees for any period commencing on or after the Effective Date.

1.2.83  Westin Managed Hotels - the hotels and other resorts (including golf resorts) in North America that are managed by Westin under the name “Westin Hotels & Resorts,” or any such successor name.

1.2.84  Westin Recovery Date - the date (if any) when the Westin Investment Amount has been reduced to zero.

1.2.85  Westin Software - certain computer software specially developed by or for Westin for use in hotels and resorts managed by Westin or for use in hotels operated in affiliation with the name “Westin Hotels & Resorts” (or as otherwise set forth in Section 1.2.82), as more fully described in Exhibit C.

1.2.86  Westin Trademarks - the intellectual property rights described in Section 11.1.

1.3          Representations and Warranties of Westin.  Westin represents and warrants to Owner as of the Effective Date as follows:

1.3.1  Westin is a corporation duly organized, validly existing and in good standing under the laws of Delaware, and is duly qualified to do business as a foreign corporation in Florida.

1.3.2  Westin has full power, authority and legal right to execute, perform and timely observe all of the provisions of this Agreement.  Westin’s execution, delivery and performance of this Agreement have been duly authorized.

1.3.3  This Agreement constitutes a valid and binding obligation of Westin and does not and will not constitute a material breach of or material default under the charter documents or bylaws of Westin or the terms, conditions or provisions of any law, order, rule, regulation, judgment decree, agreement, or instrument to which Westin is a party or by which it or any of its assets is bound or affected.

1.3.4  Westin shall, at its own expense, keep in full force and effect its legal existence and the rights required for it timely to observe all of the terms and conditions of this Agreement.

1.3.5  Westin has full power, authority and legal right to use the Westin Trademarks in conjunction with its performance of this Agreement.

1.3.6  There is no material litigation or proceeding pending or threatened against Westin that could reasonably be expected to adversely affect the validity of this Agreement or the ability of Westin to comply with its obligations under this Agreement except as disclosed in a writing to Owner from Westin sent in July 2004.

1.4          Representations and Warranties of Owner.  Owner represents and warrants to Westin as follows:

1.4.1  Owner is a limited liability company, duly organized, validly existing and in good standing under the laws of Florida.  To Owner’s actual knowledge, Owner holds all material Approvals necessary to permit Owner to own and operate the Resort.

1.4.2  Owner has full power, authority and legal right to execute, perform and timely observe all of the provisions of this Agreement.  Owner’s execution, delivery and performance of this Agreement have been duly authorized.

1.4.3  This Agreement constitutes a valid and binding obligation of Owner and does not and will not constitute a breach of or default under the charter documents or bylaws of Owner or the terms, conditions, or provisions of any law, order, rule, regulation, judgment, decree, agreement, or instrument to which Owner is a party or by which it or any of its assets is bound or affected.

1.4.4  Owner shall, at its own expense, keep in full force and effect its legal existence and shall obtain, as and when required for the performance of its obligations under this Agreement, the Approvals required for it timely to observe all of the terms and conditions of this Agreement.

1.4.5  Owner is the sole owner of the real property on which the Resort is located and is the sole owner or lessee of the improvements comprising the Resort and all real and personal property located therein, other than the individually owned condominium units within the Resort.  Owner has full power, authority and legal right to own such real and personal property, other than the individually owned condominium units within the Resort.

1.4.6  There is no litigation or proceeding pending or threatened against Owner that could reasonably be expected to adversely affect the validity of this Agreement or the ability of Owner to comply with its obligations under this Agreement.

2.             GENERAL MANAGEMENT AND OPERATIONS

2.1          General Management Services; Operating Standard.  Owner hereby engages Westin to supervise, direct and control the management, operation and promotion of the Resort during the term of this Agreement.  Subject to the terms, provisions and limitations set forth in this Agreement (including all approval rights granted to Owner hereunder and those approval rights of Owner set forth in the Golf Management Agreement, as summarized in Schedule 2.1, subject to the specific terms of the Golf Management Agreement), Westin shall have the exclusive authority and duty to direct, supervise, manage and operate the Resort on a day-to-day basis in an efficient and economical manner and (subject to Owner’s compliance with its obligations under this Agreement and the absence of any legal constraint or Force Majeure Event that would prevent such operation) shall operate the Resort consistent with the standards of a first-class upscale golf resort and in compliance with the requirements imposed by this Agreement and otherwise in compliance with the standards prevailing in other similar Westin Managed Hotels.  Owner shall commit the financial and other resources necessary to permit the Resort to be operated in accordance with the foregoing standards and in a manner consistent with each Operating Plan and Budget and this Agreement, including Westin’s standards and policies applicable to all phases of operation and programs such as purchasing programs, sales promotion programs, golf marketing programs and quality improvement programs.  Subject to these standards, policies and programs, and while at all times maintaining a service level that is generally considered to be “first-class,” Westin’s primary performance objectives shall be (without order of priority) to: (i) protect and preserve the assets that comprise the Resort; (ii) maximize the financial return to Owner from all of the Resort’s operations and profit centers recognizing the Unique Characteristics of the Resort; (iii) control Operating Expenses of the Resort; and (iv) market the Resort as a destination first-class golf resort and facility.  Throughout this Agreement, the standards, policies, programs and objectives of operation set forth in this Section 2.1 shall be referred to as the “Operating Standard.”

2.2          Authority and Duty of Westin.  Without limiting the generality of the foregoing, but subject to any specific qualifications and limitations set forth in this Agreement (including, without limitation, the provisions of Section 2.3 relating to the Operating Plan and Budget, and the provisions of Section 12.3 relating to the parties’ discussion through the Committee of material issues affecting the Resort’s operations), Westin shall have the authority and duty, as Westin deems necessary or advisable for the proper operation and maintenance of the Resort in accordance with the Operating Standard to:

2.2.1  determine and implement all personnel policies relating to the Resort, including (i) policies and practices relating to terms and conditions of employment, screening, selection, training, supervision, compensation, bonuses, Benefit Plans, discipline, discharge and replacement for all Resort Personnel, and (ii) policies and practices relating to the exercise by any Person of rights under the National Labor Relations Act or any applicable labor laws in relation to the Resort (including union organization, recognition and withdrawal of recognition, union elections, contract negotiation on a single-employer or multi-employer basis, grievances, unfair labor practice charges, strikes and lockouts); provided, however, that Westin shall not enter into any collective bargaining agreement for the Resort Personnel without the prior written consent of Owner;

2.2.2  subject to the restrictions contained in Sections 2.6.1 and 2.6.5, recruit, hire (on terms consistent with the Operating Plan and Budget), relocate, pay, supervise and discharge all Resort Personnel;

2.2.3  administer, in the name and on behalf of Owner, a program for the rental to the public of the individually owned condominium units within the Resort in accordance with Owner Obligations, to the extent the same have been provided to Westin and, in consultation with Owner, determine and implement any modifications to such program that may be necessary or advisable for the operation of the Resort in accordance with the Operating Standard;

2.2.4  establish (as part of the Operating Plan and Budget) all prices, price schedules, rates and rate schedules, and all rents, lease charges and concession charges for all areas of the Resort, and supervise, direct and control collection of income of any nature from the Resort’s operations and the giving of receipts in connection therewith;

2.2.5  supervise and maintain complete books and records consistent with the Uniform System of Accounts and Generally Accepted Accounting Principles, including the books of accounts and the accounting procedures of the Resort, all as more specifically described in Section 2.5 below;

2.2.6  negotiate and administer, in the name and on behalf of Owner, leases, licenses and concession agreements on prevailing market terms for all public space at the Resort, including all stores, office space and lobby space, provided that any lease with a term in excess of one (1) year or affecting any material portion of the Resort shall be subject to Owner’s prior written consent;

2.2.7  keep the Resort and the FF&E in good operating order, repair and condition, including making necessary replacements, improvements, additions and substitutions thereto generally consistent with the Operating Plan and Budget for such Operating Year;

2.2.8  manage the design, construction and installation of any renovations, improvements, repairs, or replacements of FF&E, building systems, or other physical components of the Resort that may be undertaken in accordance with this Agreement;

2.2.9  negotiate, enter into and administer, in the name and on behalf of Owner and on prevailing market terms, service contracts and licenses for ordinary course Resort operations and maintenance, including contracts and licenses for life-safety systems maintenance, electricity, gas, telephone, cleaning, elevator and boiler maintenance, air conditioning maintenance, laundry and dry cleaning, master television service, use of copyrighted materials (such as music and videos), entertainment, and other services Westin deems reasonably advisable; provided, however, that Westin shall not enter into any new contracts that are outside of the ordinary course of Resort operations and maintenance or are for amounts in excess of Fifty Thousand Dollars ($50,000) per year for contracts of durations longer than one (1) year, or in excess of One Hundred Thousand Dollars ($100,000) for all other contracts without Owner’s prior written approval, and, subject to the provisions of Section 2.9, any and all Third Party Credits received directly in connection with such contracts shall be accounted for by Westin in the books and records of the Resort and shall either be remitted to the Operating Accounts, credited against the Resort’s Operating Expenses or credited against amounts payable by Owner to Westin pursuant to this Agreement;

2.2.10  negotiate, enter into and administer, in the name and on behalf of Owner, contracts for the use of banquet and meeting facilities and guest rooms by groups and individuals;

2.2.11  supervise and purchase, or arrange for the purchase of, all inventories, provisions, consumable supplies and operating supplies that are necessary and proper to maintain and operate the Resort, and to use the same in the management and operation of the Resort;

2.2.12  prepare and submit to Owner the Operating Plan and Budget in accordance with Section 2.3.1;

2.2.13  at Owner’s request, cooperate with Owner and any prospective purchaser, lessee, Mortgagee, or other lender in connection with any proposed sale, lease, or financing of or relating to the Resort; provided, however, that Westin shall not be required to release to any person or entity any information that is proprietary to Westin or its Affiliates or (except as expressly contemplated in Section 2.3) any financial projections (including the Operating Plan and Budget) prepared by Westin in connection with the Resort; and provided, further, that Owner shall reimburse Westin for any out-of-pocket expenses actually incurred in connection with such cooperation when such expense is not otherwise paid or reimbursed under this Agreement;

2.2.14  following prior written notice to Owner in each instance, institute in its own name or in the name of Owner or the Resort, but in any event at Owner’s expense, any and all legal actions or proceedings to collect charges, rent, or other income derived from the Resort’s operations or to oust or dispossess guests, tenants, or other persons in possession therefrom, or to cancel or terminate any lease, license, or concession agreement for the breach thereof or default thereunder by the tenant, licensee, or concessionaire, provided that commencement of any such legal action or proceeding involving a claim in excess of Fifty Thousand Dollars ($50,000) shall be subject to Owner’s prior written approval and shall be with counsel approved in writing and in advance by Owner; in addition, at the direction and expense of Owner, Westin shall take appropriate steps to challenge, protest, appeal and/or litigate to final decision in any appropriate court or forum any laws affecting the Resort or any alleged violation of any law;

2.2.15  be available to consult with and advise Owner or Owner’s designee at Owner’s reasonable request concerning policies and procedures affecting the conduct of the business of the Resort;

2.2.16  do or cause to be done all such acts and things in or about the Resort as shall be reasonably necessary to comply with the Legal Requirements, the Owner Obligations, and the terms of all insurance policies, and, as directed by Owner, to discharge any lien, encumbrance, or charge on or with respect to the Resort and the operation thereof;

2.2.17  collect on behalf of Owner and account for and remit to governmental authorities all applicable excise, sales, occupancy and use taxes or similar governmental charges collected by the Resort directly from patrons or guests, or as part of the sales price of any goods, services, or displays, such as gross receipts, admission, or similar or equivalent taxes;

2.2.18  keep Owner informed and advised of all material financial and other matters concerning the Resort and the operation thereof;

2.2.19  collect all charges, rent and other amounts due from guests, lessees and concessionaires of the Resort and use those funds, as well as funds from other sources as may be available to the Resort, first to pay all Operating Expenses, and then any other financial obligations of the Resort as Owner may direct, or as may be otherwise set forth in this Agreement;

2.2.20  perform such other tasks as are customary and usual in the operation of a first-class golf resort of a class and standing consistent with the Resort’s facilities;

2.2.21  oversee the operation of the Resort with Golf Manager’s management of the Golf Facility pursuant to the Golf Management Agreement, including, without limitation, working with Owner and Golf Manager to (a) monitor and manage the alignment of available tee times and rooms (including, without limitation, taking commercially reasonable steps to maintain the availability of an appropriate number of guest rooms for greens fee paying guests only) to maximize utilization thereof (and Golf Operating Revenues generated therefrom), recognizing that the success of the Golf Facility is critical to the success of the Resort and that the Resort is to be marketed primarily as a destination golf resort, and (b) use environmentally sensitive management practices with respect to the Resort and the Golf Facility.

2.3          Operating Plan and Budget.

2.3.1  Owner and Westin acknowledge that Westin has prepared and delivered to Owner (and Owner has approved) the Operating Plan and Budget respecting the Resort for the Operating Year 2004.  On or before November 1 of each Operating Year, Westin shall prepare and deliver to Owner, for Owner’s review and written approval, a proposed Operating Plan and Budget for the next ensuing Operating Year, which shall be designed to permit operation of the Resort in accordance with the Operating Standard, together with annualized projections of Gross Operating Revenue, Golf Operating Revenue, Operating Expenses, Capital Expenditures and other Incentive Income Deductions for the two (2) Operating Years thereafter, and which shall include the Golf Facilities Annual Plan (as defined in the Golf Management Agreement).  The proposed Operating Plan and Budget for each Operating Year shall be prepared in accordance with Westin’s standard planning and budgeting requirements for first-class golf resorts and with any reasonable requirements imposed by any Mortgagee or Owner and shall contain the following items, which shall be set forth for each month of the Operating Year: (i) estimated results of operations; (ii) itemized estimated Capital Expenditures; and (iii) a statement of cash flow, including a schedule of any anticipated requirements for funding by Owner, together with the following supporting data: (x) estimates of total labor costs, including both fixed and variable labor (with specific line items for the aggregate annual compensation for each of the Senior Executive Personnel); (y) estimates of the average house rate and occupancy; and (z) an estimate of Management Fees, Marketing Fees, Central Reservations Fees and Golf Management Fees.  The parties agree that (a) the overall annual compensation of each of the Senior Executive Personnel shall also be specified in the proposed Operating Plan and Budget, (b) Senior Executive Personnel shall be incentivized primarily based on the Resorts’ performance against the approved budgeted Gross Operating Profit for the Operating Year, and (c) the proposed Operating Plan and Budget shall include estimates of the target bonuses for each of the Senior Executive Personnel.  The proposed Operating Plan and Budget shall also include:  (1) a five (5) year forward-looking plan for the Resort, (2) a two (2) year history of operations at the Resort, and (3) an appropriate site-specific marketing plan consistent with the Operating Standard which shall reflect the Resort’s position as a destination first-class golf resort and which shall contain a description of the Resort’s target markets, the Resort’s relative position in those markets, the proposed room rate and golf rate structures for each market segment, the current and future sales plan for the Resort, the advertising and public relations plan for the Resort and the proposed staffing and incentive plans and programs for the sales and marketing activities of the Resort.  The parties hereto agree that the initial marketing plan shall include an Innisbrook site-specific Eastern U.S. and Canadian small group (less than 49 persons) golf package program, including e-mail and direct mail solicitation, regional advertising in golf publications, golf manager database utilization, small or regional business entity solicitation, private club membership (with PGA professional member) solicitation and newspaper sports editor public relations or press release programs.

2.3.2  The parties acknowledge that the planning and budgeting process is an important factor in the successful operation of the Resort and is a key communication link between the parties.  Any proposed Operating Plan and Budget submitted to Owner shall be deemed approved if Owner does not provide Westin with objections within forty-five (45) days after receiving the Operating Plan and Budget.  Owner and Westin shall discuss any objections provided by Owner within the aforesaid forty-five (45) day period, and Westin shall then submit to Owner written revisions to the proposed Operating Plan and Budget following such discussion.  To the extent that the parties agree in writing to the revisions of the Operating Plan and Budget, the proposed Operating Plan and Budget (modified to reflect such revisions) shall become the Operating Plan and Budget for the next Operating Year.  Westin shall act reasonably and exercise prudent business judgment in preparing each proposed Operating Plan and Budget and, as applicable, with respect to Owner’s objections and revisions thereto.  Owner shall act reasonably and exercise prudent business judgment in approving or disapproving all or any portion of the Operating Plan and Budget, and Owner shall at all times act in a manner that shall permit compliance with the Operating Standard.

2.3.3  If the parties, despite their good faith efforts, are unable to reach final written agreement on any portion of the Operating Plan and Budget for an Operating Year by January 1 of that Operating Year, the matter(s) in dispute may be submitted by either party to arbitration in accordance with Article 10 of this Agreement.  Until the arbitrator issues a decision on the matter(s) submitted, the proposed Operating Plan and Budget shall govern the areas of operations not in dispute and the prior year’s Operating Plan and Budget (with expenses increased by a percentage equal to the percentage increase in the Consumer Price Index from January of the prior Operating Year to January of the Operating Year in question) shall govern the areas of operation in dispute.

2.3.4  Once the Operating Plan and Budget is finally approved (whether by written agreement or by arbitration) for an Operating Year, Westin shall use diligent efforts to achieve the results projected in, and adhere to limitations on expenditures contained in, the Operating Plan and Budget.  However, Westin shall not, without Owner’s prior written approval, which approval shall be deemed given if not denied within ten (10) days after Westin’s written request therefor, incur costs or expenses or make expenditures that would cause the total expenditures in the operating budget or the budget for Capital Expenditure included in any Operating Plan and Budget to exceed the aggregate amount of expenditures provided for in such budget by more than five percent (5%).  Notwithstanding the foregoing, Owner understands and agrees as follows:

(a)           Certain expenses provided for in the Operating Plan and Budget for any Operating Year will vary based on the occupancy and use of the Resort and, accordingly, to the extent that occupancy and use of the Resort for any Operating Year exceeds the occupancy projected in the approved Operating Plan and Budget for such Operating Year, such approved Operating Plan shall be deemed to include corresponding increases in such variable expenses.

(b)           The amount of certain expenses (“Uncontrollable Expenses”), including real estate and personal property taxes, utilities, insurance premiums, license and permit fees and charges provided for in contracts and leases entered into pursuant to this Agreement, are not within the ability of Westin to control.  Westin shall have the right to pay from the Operating Account all Uncontrollable Expenses without reference to the amounts provided for in respect thereof in the approved Operating Plan and Budget for any Operating Year.

(c)           If any expenditures are required on an emergency basis to avoid damage to the Resort or injury to Persons or property, Westin may make such expenditures, whether or not provided for or within the amounts provided for in the approved Operating Plan and Budget for the Operating Year in question, as may reasonably be required to avoid or mitigate such damage or injury.  Such expenditures shall be treated as Operating Expenses or Capital Expenditures as determined in accordance with the terms hereof; provided, however, that Westin may initially make such expenditure out of the Fund.  If such expenditure is made out of the Fund, Owner shall within thirty (30) days after written notice from Westin replenish the Fund (to the extent that such expenditures exceed amounts available or otherwise allocated for contingencies) in the amount expended by Westin in accordance with the terms hereof.  Westin shall notify Owner as promptly as reasonably possible of the making of any such expenditure.

(d)           If any expenditures are required to comply with any Legal Requirement or to cure or prevent any violation thereof, subject to Owner’s right to direct Westin to contest such Legal Requirements or violation provided in Section 2.2.14, Westin may make such expenditures, whether or not provided for or within the amounts provided for in the approved Operating Plan and Budget for the Operating Year in question, as may be necessary to comply with such Legal Requirement or to remove or prevent the violation thereof.  Such expenditures shall be treated as Operating Expenses or Capital Expenditures as determined in accordance with the terms hereof; provided, however, that Westin may initially make such expenditure out of the Fund.  If such expenditure is made out of the Fund, Owner shall within thirty (30) days after written notice from Westin replenish the Fund (to the extent that such expenditures exceed amounts available or otherwise allocated for contingencies) in the amount expended by Westin in accordance with the terms hereof.  To Westin’s actual knowledge as of the Effective Date, there are no expenditures (other than those included in the Operating Plan and Budget for 2004) that are required to comply with any Legal Requirements or to cure or prevent any violation thereof except as disclosed in a writing to Owner from Westin sent in July 2004.

Westin shall have the right from time to time during each Operating Year to propose modifications to the approved Operating Plan and Budget then in effect based on actual operations during the elapsed portion of the Operating Year in question and Westin’s good faith, reasonable judgment as to what will transpire during the remainder of such Operating Year.  Any such modifications shall be subject to Owner’s approval in the same manner described in Section 2.3.2.  Any dispute relating to a proposed modification of an approved Operating Plan may be submitted by either party for resolution in accordance with Article 10.

2.3.5  Without limiting Owner’s rights under Section 4.3, the parties acknowledge and agree that the Operating Plan and Budget is a reasonable estimate of income and expenditure only and neither party gives any guarantee, warranty or representation whatsoever in connection with any Operating Plan and Budget.  A failure of the Resort to achieve any Operating Plan and Budget for any Operating Year shall not by itself, absent an Event of Default by Westin, entitle Owner to claim a breach or default by Westin or to terminate this Agreement under Section 4.2.

2.4          Capital Improvements.  From and after the Effective Date, the following provisions shall apply as to the maintenance, repair and improvement of the Resort:

2.4.1  The Resort shall be maintained, managed and promoted as a first-class golf resort and as a member of the group of transient lodging facilities promoted under the name “Westin Hotels & Resorts,” or otherwise pursuant to Section 11.3.  The Resort (including the Resort buildings, adjacent grounds, FF&E and hotel equipment and operating supplies) shall be maintained, repaired and improved by Westin at Owner’s expense, as contemplated in the Operating Plan and Budget in effect from time to time, to permit operation of the Resort in accordance with the Operating Standard.

2.4.2  In furtherance of the covenants of Section 2.4.1, Westin shall arrange for the completion of all Capital Improvements approved by Owner in the Operating Plan and Budget or otherwise, and, subject to the provisions of Section 3.5.4 below, Westin shall set aside from cash from operations (on a monthly basis in arrears) an amount equal to Two Hundred Fifty-Five Thousand Dollars ($255,000) to establish a fund (the “Fund”) in accordance with paragraphs (b) and (f) of Section 3.5.4 to facilitate funding of Capital Improvements.  To the extent amounts contributed to the Fund are not expended in an Operating Year, such amounts may be accumulated for expenditure in future years, but any such amounts shall not be credited against the amount to be set aside in accordance with this Section 2.4.2 during the next Operating Year.  The lack of sufficient monies in the Fund shall not limit Owner’s obligation to make Capital Improvements necessary to maintain the Operating Standard.

2.4.3  Westin shall maintain the Fund in a separate interest-bearing account in a banking institution selected by Westin and approved by Owner in writing.  The Fund shall be used solely for the purpose of paying for Capital Improvements included in the approved Operating Plan and Budget or otherwise approved by Owner in writing; provided, however, that if Westin at any time determines that expenditures are required to be made to satisfy Owner Obligations or pursuant to Section 2.3.4(c) or 2.3.4(d), Westin may make such expenditures from the Fund without the prior written approval of Owner.  Upon any such expenditure, Westin shall notify Owner in writing prior to the time that repairs are made (except in the event of an emergency), and shall in any event notify Owner in writing as soon as possible after such repairs are made.  If Owner disputes the need for any such expenditures, the matter shall be resolved pursuant to Article 10.  Any amounts remaining in the Fund at the expiration or termination of this Agreement will be promptly disbursed to Owner; provided, however, that Westin may deduct prior to such disbursement any and all amounts owed by Owner to Westin under this Agreement.

2.4.4  If the design or construction of the Resort is defective and the defective condition causes damage to the Resort, poses a risk of injury to people or property, or is not in compliance with one or more Legal Requirements or Owner Obligations, Owner shall as expeditiously as reasonably possible, after Owner’s receipt of actual written notice thereof, remedy such defect. Owner’s obligation to proceed as expeditiously as reasonably possible shall apply regardless of whether or when insurance proceeds may be available to cover the necessary expenditures.  Any amounts expended by Owner in effecting this remedy shall not be deducted in determining Gross Operating Revenue or Incentive Income and shall not be included in the calculation of the Incremental Capital Amount for any period.

2.5          Books and Records, Financial Statements and Internal Audits and Marketing Summaries.

2.5.1  From and after the Effective Date, in accordance with Westin’s policies and standards, Westin shall cause books of account and other records relating to or reflecting the results of the operation of the Resort to be kept in accordance with Generally Accepted Accounting Principles and, to the extent applicable, with the Uniform System of Accounts and with the requirements of any Mortgage of which Westin is provided a copy.  Westin shall cause such books of account and records to be kept in such a manner as may be reasonably requested by Owner; it being agreed that any such Owner request shall be deemed reasonable to the extent (x) it is made in order for the Owner (or any Affiliate of Owner) to comply with the Sarbanes-Oxley Act of 2002, as amended (“Sarbanes-Oxley Act”) or any stock exchange listing standard, and (y) Westin makes substantially similar accommodations for other publicly traded owners for which Westin acts as manager.  All books of account and other financial records shall be available to Owner and its designated agents at all reasonable times for examination, audit, inspection and copying.  All of the financial books and records pertaining to the Resort, including books of account, office records, and guest information, shall be the sole property of Owner; provided, however, that guest information shall also be the property of Westin and may be used by Westin for any of its business purposes.  Upon termination of this Agreement, all of such books of account and financial records shall be turned over forthwith to Owner so as to ensure the orderly continuance of the operation of the Resort, but all of such information shall be retained by Owner and made available to Westin at the Resort, at all reasonable times, for inspection, audit, examination and copying (at Westin’s expense) for at least five (5) years subsequent to the date of termination or the date of the final liquidation distribution of GTA, whichever occurs first.  Owner agrees to provide Westin not less than sixty (60) days prior notice of the final liquidation distribution of GTA and shall provide or make available to Westin such books and records for copying during such sixty (60) day period.

2.5.2  Westin shall cause to be prepared and delivered reasonably detailed monthly operating reports to Owner, based on information available to Westin, that reflect operational results for the Resort for each month of the Operating Year.  Westin shall deliver the first operating report to Owner on or before the twentieth (20th) day of the month following the month in which the Effective Date occurred and thereafter on or before the twentieth (20th) day of each month of the Operating Year.  The first operating report shall reflect the results from the Effective Date to the end of the month in which the Effective Date occurred.  The reports shall be in a format (which may be amended from time to time) substantially similar to the operating reports provided by Westin to other Westin Managed Hotels and in such other format and including such additional information as may reasonably be required by Owner or any Mortgagee; it being agreed that any such Owner request shall be deemed reasonable to the extent (x) it is made in order for the Owner (or any Affiliate of Owner) to comply with the Sarbanes-Oxley Act or any stock exchange listing requirements and (y) Westin makes substantially similar accommodations for other publicly traded owners for which Westin acts as manager.  At a minimum, monthly operating reports shall include: (i) a balance sheet including current month and prior year comparisons and differences in reasonable detail; (ii) an income and expense statement; (iii) a statement of net cash flow from operations in reasonable detail; (iv) a statement of the amount of the Management Fees, Marketing Fees, Central Reservations Fees and any other amounts payable or expenses reimbursable to Westin; and (v) a Capital Improvement and FF&E improvement schedule showing, in reasonable detail, items budgeted, actual to date and projected for completion and (vi) the other information contemplated by Exhibit F.  Westin shall advise Owner of variances that have occurred and that are anticipated between the applicable Operating Plan and Budget and actual results by giving Owner a monthly variance report (along with the statements mentioned above).

2.5.3  Beginning with the second Operating Year, Westin shall cooperate with the auditor to facilitate the auditor’s preparation of the Certified Financial Statements for the preceding Operating Year to be prepared and delivered to Owner, and, upon Owner’s request, to any Mortgagee.  Westin shall cooperate with the Owner’s auditor to facilitate the delivery of the Certified Financial Statements to Owner on or before February 28 of each Operating Year (beginning with the second Operating Year).  Upon Owner’s request, Westin shall also prepare and deliver (or cause to be prepared and delivered) any other reports required by any Mortgagee to enable such Mortgagee to comply with applicable SEC or other regulatory requirements (provided that Westin received specific notice of any such Mortgagee’s requirements).  Westin shall provide reports requested by Owner to comply with the Owner’s reporting obligations to include quarterly reports by Westin management on the effectiveness of internal controls at the Resort, including the internal controls in the golf operation, as detailed in Exhibit G.  Such reports shall be received on or before February 15 of each Operating Year for the preceding year or on or before the twentieth (20th) day following the fiscal quarter, as applicable.  From time to time, Owner shall have the right to request that an audit of the Resort’s internal controls be performed by an independent accounting firm and the cost of any such audit requested by Owner will be an Operating Expense of the Resort. The preparation of Certified Financial Statements and any reports required by any Mortgagee shall be an Operating Expense of the Resort.  The Certified Financial Statements shall consist of a balance sheet, a statement of earnings and retained earnings and a statement of cash flows.  Westin shall cause such Certified Financial Statements to contain such additional information as may be reasonably requested by Owner; it being agreed that any such Owner request shall be deemed reasonable to the extent (x) it is made in order for the Owner (or any Affiliate thereof) to comply with the Sarbanes-Oxley Act or any stock exchange listing standard and (y) Westin makes substantially similar accommodations for other publicly traded owners for which Westin acts as manager.  The Certified Financial Statements shall be prepared in accordance with any reasonable requirements imposed by the Mortgagee (provided that Westin received specific notice of such requirements).  The Certified Financial Statements shall contain a certificate of PricewaterhouseCoopers LLP, BDO Seidman or another national firm of independent certified public accountants selected by Owner and reasonably satisfactory to Westin to the effect that, subject to any qualifications contained therein, the financial statements fairly present, in conformity with Generally Accepted

Accounting Principles, the financial position, results of operations and cash flows of the Resort for the Operating Year then ended.  If Owner does not supply the information necessary for Westin to cause such financial statements to be prepared and delivered, Westin shall not be obligated to do so; Owner shall, nonetheless, deliver to Westin any Certified Financial Statements it causes to have prepared.

2.5.4  An internal audit review of the Resort shall be conducted as an Operating Expense of the Resort biennially, or more frequently as the parties shall determine to be advisable.  The audit review shall be conducted by Westin personnel.  Westin shall notify Owner in writing as to the scope of such internal audits, the results of the audits, and the action plans recommended to correct any deficiencies noted by the audits, within thirty (30) days of the completion of the audits (that is, when the action plans resulting from such audit have been approved by Westin).  Owner shall reimburse Westin (as an Operating Expense of the Resort) for the travel and out-of-pocket expenses actually incurred by Westin personnel in performing such audits.

2.5.5  Simultaneously with the delivery of the monthly operating reports to Owner, Westin shall deliver to Owner a summary of Westin’s specific marketing efforts relating to the Resort for such month, including results tracking information.  The summary shall include (i) a general description of significant marketing and promotional events held to promote the Resort and information regarding the costs and benefits thereof (e.g., among other things, bookings resulting therefrom), and (ii) a summary which generally describes the relative success and cost-effectiveness of each such marketing initiative as well as the incentive compensation plans and programs.

2.6          Personnel.  During the term of this Agreement, Westin shall manage all aspects of the Resort’s human resources functions.  In furtherance of this duty, Westin shall implement at the Resort Westin’s personnel policies and procedures.  Westin and Owner shall have the responsibilities and exercise the rights set forth below (in addition to those set forth in Section 2.2):

2.6.1  Westin shall identify, appoint, assign, instruct and supervise the General Manager and department heads, and they, or other Resort Personnel to whom they may delegate such authority, shall identify, appoint, assign, instruct and supervise all personnel necessary or advisable for the operation of the Resort; provided, however, that Owner shall have the right to interview and approve (in Owner’s sole reasonable discretion) the individuals selected by Westin and/or Golf Manager as General Manager, Director of Operations, Director - Golf Operations (as defined in the Golf Management Agreement), Director of Sales and Marketing, Superintendent of Golf and Controller prior to their appointment.  Prior to appointing an individual to any of the positions specified in the preceding sentence, Westin shall provide Owner with a written summary of such individual’s professional experience, qualifications and proposed terms of employment (including compensation and benefits) and shall offer Owner the opportunity to interview the candidate at the Resort or another mutually acceptable location.  Owner will forego its right to interview any such individual if Owner or its authorized representative is unwilling or unable to participate in the interview within seven (7) business days following Westin’s offer.  Owner shall be deemed to have approved the appointment of any such individual unless Owner delivers notice of its disapproval of such appointment within ten (10) business days after

Owner’s receipt of the aforementioned written summary and Westin’s offer to Owner to interview the candidate.  Owner may disapprove any individual proposed by Westin hereunder in Owner’s sole reasonable discretion.  The terms of employment, including training, compensation, bonuses, Benefit Plans, discharge and replacement of all Resort Personnel shall be established and administered by Westin and shall be on then-prevailing market terms and included in the Operating Plan and Budget.  For purposes of this Section 2.6.1, Resort Personnel as defined in Section 1.2.70 does not include Included Asset Management Personnel.

2.6.2  With respect to the Benefit Plans for non-union Resort Personnel, Westin shall adopt and offer to such Resort Personnel the group Benefit Plans for non-union employees that are available through Westin to other companies who employ non-union workers at other Westin Managed Hotels.  All costs associated with such plans shall be Operating Expenses of the Resort.

2.6.3  All Resort Personnel shall be direct employees of Owner or an Affiliate of Owner, provided that Westin may designate and employ certain key Resort Personnel (including the Senior Executive Personnel) as Westin Personnel and Golf Manager may designate and directly employ certain employees in accordance with the Golf Management Agreement.  All payroll and other costs of employment of Resort Personnel, including costs associated with Benefit Plans, out-of-pocket costs associated with the management of Resort Personnel, and the Resort’s allocated share of any associated administrative costs (provided that such allocation is made in the same manner as for substantially all other Westin Managed Hotels), including costs of recruitment, relocation, employment, discipline, discharge and severance, shall be Operating Expenses of the Resort and the responsibility of Owner.

2.6.4  Owner acknowledges that Westin or its Affiliate may have an obligation under federal, state or local law to give advance notice to Resort Personnel of any termination of employment, and that failure to comply with this notification obligation could give rise to civil and criminal liabilities.  Owner shall indemnify, hold harmless and defend Westin from and against any such liabilities caused by any action by Owner that results in termination of the employment of Resort Personnel (including wrongfully terminating this Agreement) and imposes an advance notification obligation on Westin.  Notwithstanding the foregoing, Owner shall have no indemnification obligation under this Section 2.6.4 if:  (i) Owner terminates this Agreement in accordance with Section 4.2 hereof based upon an Event of Default by Westin, (ii) Westin (or its Affiliates) is given adequate opportunity to comply with applicable state, federal or local law, or (iii) Owner or a new buyer of the Resort takes action (such as the immediate rehiring of the Resort Personnel in question on terms equivalent to those previously in effect) that would obviate any notification obligation.

2.6.5  Westin agrees to use reasonable efforts to ensure that any individual selected by Westin for the position of General Manager, Director of Operations, Controller, Director of Golf Sales, Director of Sales and Marketing, Superintendent of Golf for the Resort intends to remain employed at the Resort for a period of at least twenty-four (24) months from the date of such individual’s appointment to such position.  Westin shall not, without the consent of Owner, propose a transfer to, solicit the transfer of, terminate and re-hire, terminate and permit an Affiliate to re-hire, or permit a transfer of any individual in the position of General Manager, Director of Operations, Controller, Director of Sales and Marketing, Director of Golf

Sales, Superintendent of Golf, Director of Group Sales or Director of Revenue for a period of twenty-four (24) months following such individual’s appointment to such position.  The foregoing restrictions shall not be deemed to prohibit Westin from approving a transfer requested by an employee primarily for family or other personal reasons (as distinguished from Westin’s approval of a transfer requested by an employee primarily for career-motivated reasons).

2.7          Marketing, Sales and Reservations.  From and after the Effective Date, Westin shall provide marketing, sales and reservation services as follows:

2.7.1  Westin shall maintain a marketing and sales program that promotes Westin’s corporate identity, advertises to Westin’s markets, and secures bookings for hotels and resorts, including the Resort, operated in affiliation with “Westin Hotels & Resorts,” or as otherwise provided in Section 11.3.  In addition, Westin shall coordinate the individual marketing program for the Resort and Golf Facility with Westin’s marketing and sales program, and as appropriate, include the Resort and the Golf Facility in Westin’s identity and national advertising programs.  The services to be provided under this Section 2.7.1 shall include, without limitation:

(a)           development and implementation of a marketing program for the Resort and Golf Facility following the Westin policies and guidelines, which will provide for the planning, publicity, internal communications, organizing and budgeting activities to be undertaken and shall aggressively market and promote the Resort as a first-class destination golf facility catering to business and social guests;

(b)           production, distribution and placement of promotional materials relating to the Resort and Golf Facility, including materials for the promotion of employee relations;

(c)           development and implementation of promotional offers or programs that benefit the Resort and Golf Facility and are undertaken by Westin or by a group of Westin hotels and golf resorts that includes the Resort;

(d)           attendance of Resort Personnel at conventions, meetings, seminars and conferences relevant to their employment at the Resort, including events relating to the destination golf industry;

(e)           selection of and guidance to, as required, advertising agency and public relations personnel;

(f)            preparation and dissemination of news releases for national and international trade and consumer publications; and

(g)           preparation and dissemination to Owner of the marketing summaries required by Section 2.5.5 and 2.5.6.

2.7.2  Westin shall secure bookings for the Resort through Westin’s sales and reservations offices and other distribution and sales systems, and shall encourage the use of the Resort by tourists, special groups, travel congresses, travel agencies, airlines and other recognized sources of destination golf resort business.  Westin shall develop a sales program, represent the Resort at appropriate conventions and travel congresses, and list the Resort in printings of general tariff bulletins.  In addition, Westin shall process reservations for the Resort through Westin’s world-wide communications network.

2.7.3  Development and implementation of the marketing program for the Resort and the Golf Facility is accomplished substantially by Resort Personnel, with periodic assistance of corporate personnel of Westin with marketing and sales expertise.  The cost of development and implementation of the marketing program for the Resort and the Golf Facility shall be an Operating Expense.  The program shall comply with Westin’s sales, advertising and public relations policies and corporate identity requirements, as they may be modified from time to time.  Such requirements currently include the following:  (i) Westin’s logotype must be used in the identification of the Resort for marketing purposes (provided that the parties acknowledge that the existing “Innisbrook” logo or another Resort logo developed by Owner and approved by Westin may also be used for the marketing of the Resort itself, as distinguished from the corporate marketing provided by Westin pursuant to Section 2.7.1); (ii) Owner must obtain Westin’s consent prior to publishing any Resort or Golf Facility advertising materials or using the name or likeness of the Resort or Golf Facility in any advertising or promotional programs undertaken by Owner or its agents, advisors or consultants (and Westin acknowledges that it shall not unreasonably withhold or delay its consent to any such request by Owner and shall consider any such request in a manner consistent with similar requests previously received by Westin and shall not charge any consideration for its consent to any such matter other than reimbursement of Westin’s reasonable out-of-pocket expenses actually incurred in reviewing any proposed materials submitted to Westin for approval pursuant to this clause); and (iii) the Resort must participate in all Westin promotional and marketing programs (including for destination golf resorts) for so long as they are continued, including Westin’s guest recognition program (currently known as Starwood Preferred Guest®) and any travel agent incentive program.  Nothing contained herein shall require Westin’s consent or approval with respect to the form or content of any marketing or offering materials prepared by or on behalf of Owner to facilitate the sale or transfer of ownership of the Resort, except to the extent such materials refer to Westin or the Westin Trademarks, in which case Westin’s consent shall not be unreasonably withheld or delayed.

2.7.4  Without Westin’s consent, Owner shall not maintain or use in connection with the Resort any toll-free or similar telephone line or communications device for making reservations that is independent of the reservations telephone line or communications device maintained by Westin in connection with “Westin Hotels & Resorts.”  The toll-free telephone line or similar telephone number or communications device for making reservations that Westin maintains must be the only telephone reservations line or communications device for the Resort.  The Resort shall be listed in all airline reservations systems (which include what are known in the hospitality industry as Global Distribution Systems) under the code for “Westin Hotels & Resorts” which is “WI.”

2.7.5  Owner agrees that, throughout the term of this Agreement, the full inventory of the Resort’s available rooms shall be loaded into Westin’s reservations systems (subject to the requirement that Owner and Westin shall agree to manage the status and inventory on a daily basis to maximize golf sales to greens fee paying guests).  Westin, through its oversight of Resort Personnel, shall ensure that such inventory is so loaded as required by this Section 2.7.5.

2.8          Westin’s Computer Services.  Westin shall perform Computer Services necessary to operate the Resort and enable the Resort to function as a member of the group of hotels and golf resorts known as “Westin Hotels & Resorts,” or any successor thereto, in accordance with the terms and conditions of Exhibit C attached hereto.

2.9          Purchasing.

2.9.1  In the performance of its obligations under Section 2.2.10, Westin may, in its discretion (subject to the following provisions of this Section 2.9) elect to purchase the items described therein under vendor contracts available to Westin under any purchasing program maintained from time to time by Westin or its Affiliates, provided that the prices and terms of the goods and services purchased under such vendor contracts are competitive with the prices and terms of goods and services of equal quality available from others.  In determining, pursuant to the foregoing, whether such prices and terms are competitive, they will be compared to the prices and/or fees which would be charged by reputable and qualified unrelated third parties on an arm’s length basis for similar goods and/or services.  The goods and/or services which are being purchased may be grouped in reasonable categories, rather than being compared item by item.  In respect of such purchases, but subject to Section 2.9.2 below, Owner understands and acknowledges that Westin and/or its Affiliates may receive certain payments, fees, commissions or reimbursements from vendors, and that Westin and/or its Affiliates may have investments in such vendors.  Notwithstanding the foregoing, upon at least thirty (30) days’ prior written notice to Westin, Owner shall have the right to opt out of any purchasing program in respect of all purchases or such items as Owner may designate in such notice.  Westin shall act in a prudent manner in purchasing items for the Resort (whether under a purchasing program or otherwise), but, in selecting such items for purchase, Westin shall be entitled to take into account the environmental consequences of its selections and the desirability of encouraging such objectives as recycling of materials.

2.9.2  Notwithstanding Section 2.9.1 above, Westin’s policy with respect to its purchasing program is based on net pricing, whereby Westin and its Affiliates (i) absorb the national and regional administrative costs of its purchasing program; and (ii) integrate any payments, fees, commission, or reimbursements, which Westin would have otherwise received from vendors, into the pricing of such goods to reduce the cost thereof.  In certain exceptional circumstances, suppliers are not willing to negotiate net pricing arrangements with Westin, and continue to require participation by Westin and its Affiliates in marketing partnership arrangements.  In accordance with such marketing partnership arrangements, Westin may accept certain funds from such suppliers (the “Supplier Funds”), which Supplier Funds shall be expended either as agreed upon by Westin and such suppliers, or as directed by such suppliers.  In either case, the Supplier Funds received by Westin are intended to be used for programs designed to benefit the Westin Managed Hotels.  Upon Owner’s request, Westin will provide Owner with an annual accounting of any Supplier Funds received by Westin.  In the event Westin receives any Supplier Funds that are not allocated to programs designed to benefit the Westin Managed Hotels, such Supplier Funds shall be distributed to Owner in an equitable manner and on the same basis as allocated to substantially all of the other Westin Managed

Hotels.  For purposes of clarification, Owner shall not have the right to receive any Supplier Funds that are allocated by Westin to programs designed to benefit the Westin Managed Hotels.

2.10        Resort Parking.  At all times during the term of this Agreement, Owner shall cause to be available at the Resort, adequate parking to meet the needs of the Resort, at no incremental cost to the Resort.  Westin shall manage the Resort’s parking facilities as a department of the Resort.

2.11        Golf Facility.  As of the Effective Date, Westin’s management of the Golf Facility shall be delegated to the Golf Manager pursuant to the Golf Management Agreement.  In light of the integrated nature of the Resort, and in light of the importance of the successful operation of the Golf Facility to the success of the Resort, Westin and Owner shall cooperate fully with each other with respect to the oversight of the operation of the Golf Facility and Golf Manager by Westin.  The Golf Director shall, pursuant to the Golf Management Agreement, report to the General Manager, and shall participate with Westin in the development of sales and marketing, booking, pricing strategies and other operational matters affecting the Golf Facility and other components of the Resort.  Such oversight by Westin shall be effected with guidance from Owner.  By way of example, but subject to the limitations contained in other agreements affecting the Resort (including, without limitation, the Master Lease Agreement), if Owner and Westin determine that it is in the interest of the Resort to offer package pricing to Resort guests for rooms and for greens fees and/or lessons or other services at the Golf Facility, Westin, Golf Manager and Owner shall cooperate in good faith to make appropriate allocations of the revenues and expenses between the Golf Facility and the balance of the Resort.  In addition, Owner agrees to comply and to cause its Affiliates to comply with the following terms and conditions during the term of this Agreement.

2.11.1  The Golf Facility, as well as all signage, landscaping, entry and access components of the Golf Facility shall be, and Owner and Westin shall at all times exercise reasonable and diligent efforts by direct action, enforcement of contractual rights or otherwise to insure that such facilities and components are, maintained and operated to a standard consistent and compatible with the first-class standard of the Resort as contemplated by this Agreement and consistent with the standards of maintenance and operation of other first-class golf resorts operated by Westin.  Westin shall ensure that at all times the operation of the Golf Facility complies with the Operating Standard.

2.11.2  Throughout the term of this Agreement, Owner shall ensure that the Resort is afforded access and use rights with respect to the Golf Facility in order to seek to satisfy the reasonable needs and expectations of Resort guests.  In furtherance of the foregoing covenant, Owner acknowledges that Westin shall have the authority and duty to cause procedures to be established (including a system of priority reservation rights) to seek to ensure that the Resort has access to a sufficient number of tee times daily (at times corresponding to anticipated demand) to meet the reasonable needs and expectations of Resort guests for individual and tournament play, subject to the contractual rights of private members of the Golf Facility and owners of the individual condominium units within the Resort.

2.11.3  Westin agrees that Owner is a third party beneficiary of the Golf Management Agreement and that Westin shall not amend, restate, modify, terminate or waive any provision of the Golf Management Agreement without Owner’s prior written consent in each instance, and, with respect to any economic modifications, such consent may be denied in Owner’s sole and absolute discretion.

3.             MARKETING FEES AND EXPENSES; MANAGEMENT
FEE AND REIMBURSABLE EXPENSES

3.1          Sales, Reservations, Communications and Marketing Expenses; Computer Services.

3.1.1  Owner shall pay Westin a fee for the provision of the corporate marketing and the sales and reservations services described in Sections 2.7.1. and 2.7.2. (the “Marketing Fee”).  The Marketing Fee shall be an Operating Expense of the Resort.  As of the Effective Date, the Marketing Fee shall be 1.9% of annual Gross Operating Revenue.  The amount of the Marketing Fee shall be determined by Westin from time to time in an attempt to obtain on an equitable basis from all Westin Managed Hotels, reimbursement without profit over the long term, and not over the course of any specific fiscal period, for the aggregate costs of providing the services described in Sections 2.7.1. and 2.7.2. to all Westin Managed Hotels; provided that the amount of the Marketing Fee shall not exceed 1.9% of Gross Operating Revenue during the term of this Agreement without Owner’s prior consent.  Owner specifically acknowledges that the Marketing Fee is a fixed charge, not subject to adjustment or refund, and not allocated to or earmarked for any specific marketing or sales expense or service, or for any specific hotel or golf resort.

3.1.2  For guests in the Starwood Preferred Guest® program, Westin’s guest recognition program, Owner shall pay the per-stay charges, as established by Westin from time to time, applicable under such program and under travel affiliate programs and the Resort’s allocated share of the costs of special promotions associated with such programs.  As of January 1, 2003, the Starwood Preferred Guest® and travel affiliate per-stay charges are those set forth in Exhibit H attached hereto.

3.1.3  Owner shall reimburse Westin for (i) amounts owed or paid to third parties (such as airlines, travel consortia groups, electronic distribution channels (including, the Global Distribution System), Internet-booking services or providers of network communications services) in connection with securing or processing reservations for the Resort; (ii) amounts owed or paid to Hotel Clearing Corporation (known as “HCC”) or to World Travel Payment (known as “WTP”) or to such other centralized payers of travel agent commissions as Westin may contract with in the future for the processing of travel agents’ commission earned for reservations consumed at the Resort; and (iii) the cost of the Resort’s participation in any incentive program sponsored by Westin for any travel arrangers.  The expense reimbursements described in this Section 3.1.3 shall be charged to the Resort on the same bases as they are generally charged to substantially all of the Westin Managed Hotels and, to the extent any such expenses relate to charges from Affiliates of Westin, such expenses shall be limited to amounts that would have been charged by unrelated third parties for similar goods or services.

3.1.4  In addition to paying the expenses identified in Section 3.1.3, Owner shall pay Westin a fee for the Resort’s access to Westin’s central reservations system (the “Central

Reservations Fee”).  The amount and basis for calculation of the Central Reservations Fee are determined by Westin from time to time in an attempt to obtain reimbursement without profit (over the long term, and not over the course of any fiscal period) for the aggregate costs of providing Westin Managed Hotels with access to Westin’s central reservations system.  As of the effective date of the GHR Agreement, the Central Reservations Fee was one percent (1.0%) of Gross Rooms Revenue.  The Central Reservations Fee shall not exceed one percent (1.0%) of Gross Rooms Revenue during the term of this Agreement without Owner’s prior written consent.

3.1.5  From time to time, Westin may change the rates and methods for allocating the costs and expenses described in Sections 3.1.2 and 3.1.3, and Owner agrees to any such change so long as such change is reasonable and made in good faith and generally applicable to substantially all of the Westin Managed Hotels.  Westin agrees not to change any methods of allocation or change any rate over which Westin has control (i.e., charge/rates that are not billed to Westin by third parties and passed through to the Resort) more often than once annually and shall notify Owner of any such change in method or rate by November 1 prior to the Operating Year for which the change shall be effective.

3.1.6  The Marketing Fee and the Central Reservations Fee for each Operating Year shall be paid monthly in arrears beginning after the Effective Date, and each monthly installment shall be due on the date Westin furnishes to Owner the monthly operating report required by Section 2.5.2.  The reimbursements required by Section 3.1.2 and Section 3.1.3 shall be paid by Owner to Westin by the due date specified by Westin and shall constitute “Operating Expenses” of the Resort.

3.1.7  For Westin’s performance of Computer Services, Owner shall compensate Westin in the amounts and at the times specified by Westin in monthly invoices delivered for services provided in accordance with the terms and conditions of Exhibit C attached hereto.

3.2          Management Fee.

3.2.1  For the services Westin provides in accordance with Article 2, Owner shall pay Westin a Management Fee with respect to each Operating Year calculated as follows:

(a)           a Base Fee in an amount equal to two and two-tenths percent (2.2%) of the sum of annual Gross Operating Revenue and Golf Operating Revenue for such Operating Year;

plus

(b)           an Incentive Fee calculated as follows:

(i)            For each Operating Year or partial Operating Year commencing on or after the Effective Date and ending on or before the Westin Recovery Date (including, for the sake of clarity, the partial Operating Year commencing July 1 of the calendar year in which the Westin Recovery Date occurs and ending on the Westin Recovery Date), the Incentive Fee shall equal the sum of (A) twenty-five percent (25%) of the amount (if any) of Incentive Income for such Operating Year (or partial Operating Year) that exceeds Eight Million Dollars ($8,000,000) and is equal to or less than Ten Million Dollars ($10,000,000), plus (B) fifty percent (50%) of the amount (if any) of Incentive Income for such Operating Year (or partial Operating Year) that exceeds Ten Million Dollars ($10,000,000); and

(ii)           For each Operating Year or partial Operating Year commencing after the Westin Recovery Date (including, for the sake of clarity, the partial Operating Year commencing the day after the Westin Recovery Date and ending on the last day of the Operating Year in which the Westin Recovery Date occurs), the Incentive Fee shall equal fifty percent (50%) of the amount (if any) of Incentive Income for such Operating Year (or partial Operating Year) that exceeds the Post-Recovery Incentive Fee Threshold (as defined below) for such Operating Year (or partial Operating Year).

For purposes of this Section 3.2.1(b), the “Post-Recovery Incentive Fee Threshold” means, (x) in respect of the partial Operating Year commencing the day after the Westin Recovery Date and ending December 31 of the same calendar year, an amount equal to $10,000,000 (pro rated as described in the following sentence), increased by a percentage equal to (1) the percentage increase in the Consumer Price Index from January 1, 2004 to the Westin Recovery Date, plus (2) one percent (1%), and (y) in respect of each subsequent Operating Year, the most recently calculated Post Recovery Incentive Fee Threshold, increased by (1) the percentage increase in the Consumer Price Index during the immediately preceding Operating Year, plus (2) one percent (1%).

When calculating the Incentive Fee for any period of less than a full Operating Year (the periods from the Effective Date through December 31st of such calendar year (the “Initial Stub Period”), and January 1st of the calendar year in which this Agreement terminates through the actual termination date (the “Final Stub Period”), shall collectively be referred to as the “Stub Periods”), the Incentive Income for the Stub Periods shall be an amount equal to the product of (x) the Incentive Income for the twelve (12) month period ending on the last day of the month prior to the calendar month in which (i) the Initial Stub Period ends, or (ii) the Final Stub Period ends, as applicable, and (y) the length, in days, of such Stub Period, divided by Three Hundred Sixty (360).

3.2.2  The Management Fee shall be paid monthly in arrears beginning after the Effective Date, in accordance with and subject to the provisions of Section 3.5.4 below.  The Base Fee shall be paid monthly in accordance with Section 3.2.1(a).  The Incentive Fee shall be paid in substantially equal monthly installments based on the anticipated Incentive Income for the Operating Year as disclosed in the approved Operating Plan and Budget, as updated and adjusted monthly during the Operating Year in accordance with actual operating results and forecasts from Westin reasonably approved by Owner.  Each monthly installment of the Management Fee shall be due and payable on the date Westin furnishes to Owner the monthly operating report required by Section 2.5.2.

3.2.3  Within thirty (30) days after Owner receives the Certified Financial Statements for each Operating Year, Westin shall cause to be prepared and delivered to Owner a Fee Statement showing the calculation and payment of the Management Fee, the Marketing Fee and the Central Reservations Fee for that Operating Year, and appropriate adjustments shall be made for any overpayment or underpayment of the Management Fee, the Marketing Fee or the Central Reservations Fee during such Operating Year.  The party owing money as a result of the overpayment or underpayment during such Operating Year shall pay such amount within thirty (30) days after the Fee Statement has been delivered by Westin to Owner.

3.3          Reimbursement of Expenses.

3.3.1  Owner shall reimburse Westin or (if directed by Westin) its Affiliates, at the time and in the manner provided in Section 3.3.3 below, for all Reimbursable Expenses incurred in accordance with this Agreement (including Section 2.3.4 hereof) or as otherwise approved by Owner in writing.  The annual Operating Plan and Budget submitted to Owner for approval in accordance with Section 2.3 shall include a reasonably detailed estimate of those Reimbursable Expenses that are susceptible of estimation.  Reimbursable Expenses shall include the following, subject to the limitations in Section 3.3.2:

(a)           all costs reasonably and actually incurred in accordance with this Agreement, in accordance with Westin’s standard personnel policies (as they may be amended from time to time) with respect to the employment of any of the Resort Personnel, which costs include: salaries and wages, payroll taxes, and other payroll-related items; bonuses; severance obligations; paid leave (or pay in lieu thereof), including vacation, holiday, and sick leave; costs of Benefit Plans; and relocation expenses;

(b)           the daily per diem rate of pay for personnel of Westin or its Affiliates assigned to special projects for the Resort, including projects undertaken in accordance with Section 2.2.7;

(c)           reasonable and actually incurred out-of-pocket travel costs and reasonable and actually incurred other out-of-pocket expenses incurred by Westin directly in connection with its management of the Resort;

(d)           the expenses described in Sections 3.1.2 and 3.1.3;

(e)           charges for the Resort’s allocated share of the costs of standard and customary group services provided by Westin, including: Starwood’s employee publications; the preparation, printing, and dissemination of operations manuals such as accounting bulletins and employee handbooks; administration of compensation and group health and welfare benefits by the corporate group benefits department of Westin; and other services provided by the corporate human resources division of Westin (provided that such costs are generally comparable to those which would be charged by a cost-effective third-party provider of such services);

(f)            charges for the Resort’s allocated share of the costs (including the costs of printing handbooks, manuals and forms) of Westin’s annual management conference and other company-wide conferences sponsored by various corporate divisions of Westin and attended by Resort Personnel;

(g)           payments made by Westin or its Affiliates, employees, or consultants to third parties for goods and services in the ordinary course of business in the operation of the Resort; and

(h)           all taxes and similar assessments levied against any reimbursements payable to Westin under this Agreement for expenses incurred for Owner’s account, including reimbursable items described in this Section 3.3 but specifically excluding any and all income taxes.

3.3.2  As of the Effective Date, the Resort’s annual share of the costs described in Sections 3.3.1(b), 3.3.1(e) and 3.3.l(f) would be calculated based on various methods of allocation, ranging from a per capita charge for Resort Personnel (not including personnel employed by Golf Manager) to a percentage of payroll-related expenses for Resort Personnel (not including personnel employed by Golf Manager).  Westin acknowledges that the methods and rates for the expenses described in Section 3.3.1 are generally applicable to substantially all Westin Managed Hotels as of the Effective Date.  The methods for allocating such costs may change from time to time, and Owner agrees to any such change so long as it is generally applicable to substantially all of the Westin Managed Hotels.  Furthermore, Westin shall not change any method of allocation or change any rate on which charges to the Resort are based more often than once a year and shall notify Owner in writing of any such change in method or rate by November 1 prior to the Operating Year for which the change shall be effective.

3.3.3  The Reimbursable Expenses described in Section 3.3.1(a) shall be payable by Owner at the time specified by Westin for payment of such amounts.  All other Reimbursable Expenses shall be payable by Owner to Westin within thirty (30) days following Westin’s submission of an invoice therefor.

3.4          Place and Means of Payment.

3.4.1  All amounts payable to Westin or its Affiliates under this Agreement shall be paid to Westin (or, if applicable, its Affiliates) in United States Dollars, in immediately available funds, without reduction for any withholding tax, value added tax, or other assessment required under the laws of any applicable jurisdiction.

3.4.2  All payments made to Westin or its Affiliates by Owner under this Agreement shall be made to Westin at the place for the giving of notice to Westin set forth in Section 12.8, or to such other place as Westin shall designate to Owner in writing.

3.4.3  At Westin’s option, payments due Westin or its Affiliates from Owner under this Agreement, may be made by Westin electronically out of the appropriate bank account or accounts established under Section 3.5, in accordance with Section 3.5.4 below and Westin’s applicable accounting policies in effect from time to time and provided or made available to Owner in advance thereof.

3.4.4  All disbursements of funds made by Westin to Owner under this Agreement shall be made to an account designated in writing by Owner from time to time or, if no such designation has been made, to the place for the giving of notice to Owner set forth in Section 12.8.

3.4.5  Except as set forth in the following sentence, any and all amounts that may become due from either party to the other or its Affiliates under this Agreement shall bear interest from and after the respective due dates thereof until the date on which the amount is received in the bank account designated by Westin or Owner, as the case may be, at the annual rate of the lesser of (a) nine percent (9%), and (b) the maximum rate allowed by applicable law.  The parties hereto agree that interest shall in no event accrue on (i) the Westin Investment Amount, unless (and then only to the extent) any portion thereof is not paid when due pursuant to the terms of this Agreement or (ii) any payment to Westin properly deferred pursuant to Section 3.5.4 or as otherwise provided in this Agreement.

3.5          Operating Accounts and Working Capital.

3.5.1  Owner authorizes Westin to establish the following bank accounts on Owner’s behalf at a bank or banks selected by Westin:

(a)           an account or accounts, bearing the name of the Resort, in the city of Tampa, Florida at a bank or banks having a branch reasonably convenient to the Resort and approved by Owner for the purpose of depositing all funds received in the operation of the Resort and for the purpose of paying all Operating Expenses and amounts due to Westin under this Agreement (the “Operating Accounts”); and

(b)           an account or accounts for the purpose of obtaining for the Resort the most favorable terms available for settling electronic transactions effected with bank and nonbank credit cards; provided, however, that the discount and other fees charged by any such bank as well as payment terms must be competitive with the charges for such services and timeliness of payment prevailing among banks in Tampa, Florida.

3.5.2  Westin’s designees shall be the only persons authorized to draw from the Operating Account(s), and Westin shall be entitled to make deposits in all of such accounts, in accordance with the terms of this Agreement and Westin’s standard accounting policies and practices.  Westin shall establish controls to ensure accurate reporting of all transactions involving such accounts.  All Operating Expenses of the Resort and, at Westin’s option, Westin’s fees and Reimbursable Expenses, shall be paid timely by Westin out of the Operating Account(s).

3.5.3  Subject to the other provisions of this Agreement (including those relating to the calculation of Incentive Income), Owner shall commit the financial and other resources reasonably necessary to permit the Resort to be operated in accordance with the Operating Standard.  Pursuant to the foregoing obligation, to the extent Gross Operating Revenue is insufficient at any time to enable Westin to pay current expenses of the Resort, Owner shall from time to time upon Westin’s written request deposit funds into the Operating Accounts) sufficient in amount to allow for the uninterrupted and efficient operation of the Resort in accordance with the terms of this Agreement.  Owner’s deposit shall be completed within thirty (30) days of receiving Westin’s funding request.  If Owner fails to deposit all or any portion of the working capital requested and Westin uses or pledges its credit (the parties agreeing that Westin has no obligation to do so) in making ordinary and customary purchases of goods and services for the Resort on Owner’s behalf; Owner shall pay for such purchases when payment is due and shall indemnify and defend Westin against all losses, costs and expenses, including attorneys’ fees and costs, interest and any late payment fees that may be incurred by or asserted against Westin by reason of Owner’s failure to pay for such purchases.  Owner shall pay interest to Westin on any advance Westin may elect, without obligation, to make on Owner’s behalf in payment of any due and unpaid obligations of Owner to third parties at the rate specified in Section 3.4.4.

3.5.4  The following payments, disbursements and reserves shall be made by Westin on behalf of Owner, from the Operating Accounts or from funds made available by Owner pursuant to Section 3.5.3, in the following order of priority:

(a)           payment of Operating Expenses, including, without limitation, the expenses of Owner’s personnel who are dedicated solely to the management of the Resort (currently, the individuals filling the positions identified on Schedule 3.5.4 attached hereto), whose number and compensation is substantially consistent with historical practices at the Resort and whose general duties are generally consistent with historical practices (the “Included Asset Management Personnel”), and the payment of the Base Fee, excepting only a portion of the Base Fee equal to 0.367% of Gross Operating Revenue;

(b)           deposit of $170,000 per month to the Fund;

(c)           retention in the Operating Accounts of working capital reserves for the Resort sufficient in Westin’s reasonable determination (when added to reasonably anticipated future Gross Operating Revenue and Golf Operating Revenue) to enable timely payment of the items described in subparagraphs (a) and (b) above, as well as Taxes and Insurance Costs, for a period of 12 months;

(d)           repayment of any funds borrowed from the Fund from and after the Effective Date to support operational needs during previous months;

(e)           payment of any unpaid portion of the Base Fee;

(f)            deposit to the Fund of an additional $85,000 per month, up to a maximum deposit pursuant to this subparagraph (f) of $1,000,000 per year;

(g)           payment of any unpaid portion of the Supplemental Fee due and payable to Golf Manager under the Golf Management Agreement and that has been deferred;

(h)           payment of the Incentive Fee (if any is anticipated to be due for the Operating Year in question);

(i)            creation of a supplemental capital reserve in an amount that Owner and Westin reasonably agree to be necessary or advisable to provide a source of funds for Capital Improvements approved by Owner in the Operating Plan and Budget or otherwise, or necessary to maintain the Operating Standard; and

(j)            disbursement of any remaining balance to Owner or, as directed by Owner to pay other obligations of Owner.

The payments, disbursements and reserve fundings enumerated in this Section 3.5.4 shall be made by Westin on behalf of Owner on a monthly basis; provided that payments required to satisfy the Resort’s obligations to third parties shall be made from time to time as and when determined by Westin to be necessary or advisable for the continued uninterrupted operation of the Resort.

3.5.5  No Right of Setoff.  All of Owner’s obligations to make payments to Westin under this Agreement are absolute and unconditional, not subject to any rights of setoff, except to the extent of any undisputed amounts payable by Westin to Owner or others under this Agreement.  Similarly, all of Westin’s obligations to make payments to Owner under this Agreement are absolute and unconditional, not subject to any right of setoff, except to the extent of any fees and other amounts payable by Owner to Westin or others as specifically provided under this Agreement.

3.6          Fees.  Owner shall have no obligation to pay Westin any fees or other payments except as specified in this Agreement.

4.             TERM AND TERMINATION

4.1          Term of Agreement.

4.1.1  Westin’s services under this Agreement shall commence at 12:01 a.m. local time on the Effective Date and shall end, unless earlier terminated as provided in this Agreement, at midnight local time on December 31, 2017.

4.1.2  Owner shall have the right (the “Extension Right”) to extend the term of this Agreement for up to ten (10) additional periods of one (1) year each (each such period being referred to as an “Extension Term”), by giving Westin written notice (an “Extension Notice”) of such extension on or before the date (the “Notice Date”) that is ninety (90) days prior to the scheduled expiration of the then-current term.  Owner’s Extension Right shall expire automatically as to all future Extension Terms if Owner has not given an Extension Notice to Westin by the applicable Notice Date and any Extension Notice given by Owner shall, at Westin’s option, be of no force or effect if an Event of Default by Owner has occurred and remains uncured as of the scheduled commencement of the applicable Extension Term.

4.2          Events of Default.  Subject to the other provisions of this Agreement addressing termination (including Section 2.6.4), if at any time during the term of this Agreement any of the events set forth in this Section 4.2 occurs and continues beyond the applicable grace period (an ”Event of Default”), the nondefaulting party may, at its option, terminate this Agreement by giving written notice to the other party specifying a date, not earlier than five (5) days after the giving of such written notice when the Agreement shall terminate.  If this Agreement is terminated by Westin due to an Event of Default by Owner, then, in addition to those amounts payable pursuant to Section 4.5, Owner shall pay to Westin the then applicable Termination Fee.  In addition to its right of termination, the nondefaulting party shall be entitled to pursue all other remedies available to it under applicable law as a result of such Event of Default.  Events of Default are as follows:

4.2.1  A breach of any material representation, warranty, or covenant in this Agreement, or any default in the performance of any obligation under this Agreement that can be cured by the payment of money, but that is not cured within ten (10) days following an initial written notice of default given by the nondefaulting party and remains uncured for an additional twenty (20) days following a second written notice of default given by the nondefaulting party at least ten (10) days following the initial written notice of default.

4.2.2  A breach of any material representation, warranty, or covenant in this Agreement, or a default in the performance of any obligation under this Agreement that cannot be cured by the payment of money and that is not cured within twenty (20) days following an initial written notice of default given by the nondefaulting party and remains uncured for an additional ten (10) days following a second written notice of default given by the nondefaulting party at least twenty (20) days following the initial notice of default; provided that if curing the breach or default is not possible within the aggregate notice and cure period described above and the defaulting party commences to cure the breach or default within such period and thereafter proceeds diligently and in good faith to complete the cure, the defaulting party shall have a period of not more than ninety (90) days following the initial notice of default to cure such breach or default.

4.2.3  Any action by a party toward dissolution of its operations; a general assignment for the benefit of creditors, a judgment of insolvency against a party; a voluntary petition for relief under applicable bankruptcy, insolvency, or similar debtor relief laws or regulations; the appointment (or petition or application for appointment) of a receiver, custodian, trustee, conservator, or liquidator to oversee all or any substantial part of a party’s assets or the conduct of its business; an order for relief against a party under applicable bankruptcy, insolvency, or similar debtor relief laws or regulations; a party’s failure generally to pay its debts as such debts become due; or notice to any governmental body of insolvency or pending insolvency or suspension of operations.

4.2.4  The issuance of a levy or an attachment against all or any portion of the Resort resulting from a final judgment for which all appeal periods have expired, which is in an amount in excess of One Million Dollars ($1,000,000) and is not fully covered by insurance.

4.3          Termination for Failure to Achieve Performance Test.

4.3.1  From and after the 2006 Operating Year, Owner shall have the right to terminate this Agreement, without payment of any additional fee or premium, and otherwise in accordance with the provisions of Section 4.5 below, if, for any two consecutive Operating Years (i.e., beginning with the 2006 and 2007 Operating Years), the Gross Operating Profit achieved by the Resort for each such Operating Year is less than eighty-five percent (85%) of the Gross Operating Profit set forth in the approved Operating Plan and Budget for such Operating Year (the “Performance Test”).   Owner may exercise the termination right after a failure to achieve the Performance Test for two (2) consecutive Operating Years by delivering an irrevocable notice of termination to Westin that satisfies the following requirements: (i) the notice shall be delivered to Westin within sixty (60) days after receipt by Owner of Certified Financial Statements for the second such Operating Year, and the notice shall specify an effective termination date not less than sixty (60) days nor more than one hundred twenty (120) days after the delivery of such notice.  In the event the Operating Plan and Budget for any Operating Year shall not have been approved by Owner and Westin in accordance with the provisions of this Agreement by the end of such Operating Year or settled by the Dispute resolution procedures described in Article 10 by the end of such Operating Year, Owner shall not have the right to terminate this Agreement pursuant to the provisions of this Section 4.3 based on the Resort’s Gross Operating Profit for such Operating Year until Owner and Westin have approved such applicable Operating Plan and Budget or until the Dispute in respect of such applicable Operating Plan and Budget has been settled in accordance with the provisions of Article 10.  Owner’s termination right under this Section 4.3 shall not be exercisable in the event that the applicable level of Gross Operating Profit is not achieved as a result of: (1) a Force Majeure Event (including a material reduction in occupancy resulting from a Force Majeure Event), (2) a breach by Owner of Owner’s obligation to provide working funds for Westin to maintain the Resort in accordance with the Operating Standard, (3) a Taking, (4) a reduction in available room nights or tee times resulting from a capital improvement program that was not contemplated in the Operating Plan and Budget for the Operating Year in question, or (5) general adverse market and economic conditions, as reflected by a material decline (i.e., a decline of more than five percent (5%)) in the average RevPAR of the Comparable Golf Resorts.

4.3.2  Notwithstanding the provisions of Section 4.3.1, Westin shall have the right (but not the obligation) to avoid a termination of this Agreement under this Section 4.3 by paying to Owner, within ten (10) days after Westin’s receipt of Owner’s termination notice, an amount equal to the difference between: (i) eight-five percent (85%) of the Gross Operating Profit set forth in the approved Operating Plan and Budget for the second of the two consecutive Operating Years giving rise to Owner’s right to terminate, and (ii) the actual Gross Operating Profit for such Operating Year (the “Cure Right”).  Westin’s Base Fee and Incentive Fee shall also be equitably adjusted upward to reflect the additional Gross Operating Profit being paid to Owner.  In the event Westin makes such payment on a timely basis, Owner’s notice of termination shall be deemed withdrawn and Owner shall not have the right to send another notice of termination unless the Resort has failed to satisfy the Performance Test for each of two consecutive Operating Years thereafter, in which case the Cure Right may be exercised again.

4.4          Termination Without Cause.  Notwithstanding any contrary provision of this Agreement, Owner, or any assignee or successor thereof, may terminate this Agreement at any time by delivering written notice to Westin, subject to the following provisions of this Section 4.4.

4.4.1  Any termination notice from Owner to Westin pursuant to this Section 4.4 shall specify the effective date of such termination, which shall be at least seventy-five (75) days following the date of such written notice.  The actual date of such termination shall be referred to in this Section 4.4 as the “Termination Date.”

4.4.2  As a condition to the effectiveness of any termination of this Agreement pursuant to this Section 4.4, Owner shall pay to Westin, on or before the Termination Date, an amount (the “Termination Fee”) equal to Five Million Nine Hundred Thousand Dollars ($5,900,000), reduced by Three Hundred Sixty-Five Dollars ($365) per day for each day elapsed between the Effective Date and the Termination Date; provided, however, that the Termination Fee shall not be reduced below Five Million Five Hundred Thousand Dollars ($5,500,000).

4.4.3  In addition to the Termination Fee, Owner shall pay to Westin in connection with any termination of this Agreement pursuant to this Section 4.4:  ( a) any accrued but unpaid Management Fees outstanding as of the Termination Date, and (b) all other amounts to be paid or reimbursed by Owner pursuant to Section 4.5 in connection with any termination of this Agreement.

4.5          Actions To Be Taken on Termination.  Upon termination of this Agreement for any reason, the parties covenant and agree to comply with the provisions of this Section 4.5, which shall expressly survive termination of this Agreement. The provisions set forth in this Section 4.5 shall not be deemed to impair the rights of the nondefaulting party to pursue any other remedies available under applicable law.

4.5.1  Except in connection with a termination of this Agreement based upon an Event of Default by Westin, any and all reasonably and actually incurred out of pocket expenses arising as a result of such termination or as a result of the cessation of Resort operations shall be for the sole account of Owner, and Owner shall reimburse Westin within thirty (30) days after receipt of any invoice or invoices from Westin, for any reasonably and actually incurred expenses, including those arising from or in connection with the termination of those Resort Personnel employed by Westin with severance benefits calculated according to Westin’s policies applicable to employees of Westin and according to Westin’s policies applicable generally to employees of Westin Managed Hotels, reasonably and actually incurred by Westin in the course of effecting the termination of this Agreement or the cessation of Resort operations; provided that such terminated Resort Personnel are not otherwise employed by Westin or an Affiliate of Westin.

4.5.2  Within thirty (30) days after termination, Owner shall pay Westin the then-unpaid portion of the Marketing Fee for the balance of the Operating Year in which the termination occurs (except in connection with a termination of this Agreement based upon an Event of Default by Westin, in which event only the portion of the Marketing Fee accrued through the date of termination shall be payable), and all then-unpaid Management Fees (including any accrued but unpaid portion of the Base Fee) and Central Reservations Fees accrued through the date of termination and all outstanding unpaid Reimbursable Expenses due Westin under the terms of this Agreement.  Owner shall not have or exercise any rights of setoff with respect to such payment or payments.

4.5.3  Westin shall peacefully vacate and surrender the Resort to Owner promptly upon Owner’s written request that Westin do so.

4.5.4  Westin shall purchase from Owner in cash, at the cost paid by the Resort for such supplies, all unbroken cases of hotel equipment and operating supplies bearing only the identification of Westin then on hand at the Resort or ordered or purchased.

4.5.5  Westin shall assign and transfer to Owner:

(a)           all books and records respecting the Resort and all contracts, leases, and other documents respecting the Resort that are not Westin’s proprietary information and are in the custody and control of Westin, including, without limitation, those provided for in Section 2.5; and

(b)           all of Westin’s right, title and interest in and to all liquor, restaurant and any other licenses and permits, if any, used by Westin in the operation of the Resort, to the extent such assignment or transfer is permitted under Florida law; provided, however, that if Westin has expended any of its own funds in the acquisition of licenses or permits, Owner shall reimburse Westin therefor to the extent such licenses are transferable and such amounts have not been previously reimbursed.

4.5.6  Owner shall honor all business confirmed for the Resort with reservation dates after the termination.  Westin shall take no action to divert or frustrate the confirmed business at the Resort; provided, however, that the mere notice that the Resort is no longer a Westin Managed Hotel will not, in and of itself, be deemed to divert or frustrate such confirmed business.

4.5.7  Owner shall immediately take all steps reasonably requested by Westin to disassociate the Resort and Owner from the Westin Trademarks and shall in any event delete all Westin Trademarks from the Resort name and cease to use all FF&E and Operating Supplies bearing any of the Westin Trademarks within a reasonable period of time after the termination at Owner’s cost and expense.  If Owner fails to remove Trademark-bearing Resort signage within a reasonable period of time after the termination, Westin has the right to remove and retain all such interior or exterior signage and, unless the termination was due to an Event of Default by Westin, Westin’s removal of such signage shall be without any liability to Owner for the cost to restore or repair the Resort premises or equipment for damages resulting therefrom.  Westin shall have the right to remove from the Resort within a reasonable period of time after the termination all Westin operations manuals, policy statements and the like, any other proprietary information of Westin, and all other written materials bearing the Westin Trademarks.  Owner shall not copy, reproduce, or retain any of these materials.

4.5.8  As of the effective date of the termination, Westin shall remove all Westin Software from the Resort and shall disconnect the Resort from Westin’s reservations systems and their related software applications.  Westin shall provide reasonable assistance to Owner in facilitating the orderly transfer of Owner’s records and data contained in Westin Software.  To the extent necessary to facilitate the orderly transfer of Owner’s records and data and to the extent permitted by the terms of licenses with software producers.  Owner and Westin shall execute a software license agreement substantially in the form attached to Exhibit C to provide for the use by Owner of appropriate Westin Software (excluding, in any event, the reservations system) for a reasonable period of time (to be mutually agreed to by the parties) following the effective date of the termination; provided, however, Owner’s payment obligations thereof shall be on a most-favored nations basis.

4.5.9  As of the effective date of termination, there shall be an apportionment of any prepaid insurance premiums in respect of insurance policies obtained by Westin under Sections 5.1 and 5.3 which Owner may in its sole discretion elect to retain.

4.6          Consequences of a Wrongful Termination by Owner.  If this Agreement is wrongfully terminated by Owner, as determined by a final, nonappealable order issued by a court of competent jurisdiction, the parties stipulate and agree that Westin’s damages shall include (a) the Present Value of the Expected Management Fees due and payable on the date of cessation of Westin’s management of the Resort, and (b) the amounts described in Sections 4.4.2 and 4.4.3 above, calculated using the date of cessation of Westin’s management of the Resort as the Termination Date.

4.7          Sale of the Resort.  Notwithstanding any contrary provision of this Agreement, the following provisions shall apply in connection with any Sale of the Resort:

4.7.1  Owner may, at its election, terminate this Agreement in connection with a Sale of the Resort.  Any such termination by Owner shall be treated as a termination pursuant to the provisions of Section 4.4 above and, therefore, shall be subject to all of the provisions of Section 4.4.

4.7.2  Whether or not Owner elects to terminate this Agreement in connection with a Sale of the Resort, Westin may, by written notice to Owner, elect to terminate this Agreement in connection with a Sale of the Resort, subject to the following provisions of this Section 4.7.

(a)           Any termination notice from Westin to Owner pursuant to this Section 4.7 shall be given (if at all) within thirty (30) days following Owner’s written notice to Westin that a Sale of the Resort will occur (although Owner’s failure to provide such written notice of a Sale of the Resort shall not preclude Westin from exercising its right to terminate this Agreement in connection with such Sale of the Resort).  Any such termination notice shall specify the effective date of such termination, which shall be no earlier than the actual closing of the Sale of the Resort and no later than sixty (60) days following the date when Westin is notified in writing that such closing has occurred.  The actual date of such termination shall be referred to in this Section 4.7 as the “Sale Termination Date.”

(b)           Owner shall pay to Westin in connection with any termination of this Agreement pursuant to this Section 4.7: (a) the Termination Fee (calculated in the manner provided in Section 4.4 as if the Sale Termination Date were the Termination Date described in Section 4.4), (b) any accrued but unpaid Management Fees outstanding as of the Sale Termination Date, and (c) all other amounts to be paid or reimbursed by Owner pursuant to Section 4.5 in connection with any termination of this Agreement.

4.7.3  Whether or not Owner or Westin elects to terminate this Agreement in connection with a Sale of the Resort, Owner shall pay to Westin, contemporaneously with the date of closing of any Sale of the Resort (the “Sale Closing Date”): (a) any accrued but unpaid Management Fees outstanding as of the Sale Closing Date; and (b) an amount equal to 10% of the amount (if any) by which the net sales price for the Resort exceeds Fifty-Nine Million Dollars ($59,000,000); provided, however, that the provisions of this clause (b):  (i) shall automatically terminate if the net sales price for the Resort shall not exceed such amount; (ii) are personal to Owner and Westin and may not be assigned; and (iii) shall automatically expire upon the occurrence of the first Sale of the Resort.  Westin shall have the right to submit a demand for payment of the foregoing amounts to any escrow holder facilitating the closing of the Sale of the Resort, and any closing of the Sale of the Resort that occurs without payment of all of the foregoing amounts shall be an Event of Default by Owner under this Agreement.

5.             INSURANCE

5.1          Insurance by Westin.

5.1.1  Westin shall, at all times during the term of this Agreement, and at Owner’s cost and expense:

(a)           maintain Commercial General Liability insurance, including products and completed operations, bodily injury and property damage liability, liquor liability, innkeepers’ liability, contractual liability, independent contractors’ liability, and personal and advertising injury liability against claims occurring upon, in, or about the Resort, or any elevator or escalator therein, and upon, in, or about the adjoining streets and passageways thereof, or otherwise, arising under this Agreement;

(b)           maintain business automobile liability insurance, including coverage for the operation of owned, leased, hired and non-owned vehicles;

(c)           maintain appropriate worker’s compensation and employer’s liability insurance as shall be required by, and be in conformance with, the laws of the State of Florida for all Resort Personnel; and

(d)           maintain such other insurance (including fidelity/crime coverage and employment practices liability) against other insurable risks not covered under subsections (a) and (b) which may be required by any Mortgagee or which, at the time, are commonly insured against by owners of hotel premises in the Restricted Area, with due regard being or to be given to the then existing circumstances and to the construction, design, use, and occupancy of the Resort.

5.1.2  If at any time during the term of this Agreement any one or more of the coverages specified in Section 5.1.1 shall be unavailable to Westin through blanket policies, Owner shall place and maintain any such coverages, subject to the requirements of Section 5.4.

5.1.3  Westin agrees that it shall use commercially reasonable efforts to ensure that the premium payments required to maintain the coverages specified in Section 5.1.1 are at not more than competitive market rates.

5.2          Special Conditions or Hazards.  Owner shall disclose to Westin (and Westin shall disclose to Owner) the presence of any condition or hazard of which Owner (or Westin, as applicable) has actual knowledge that may create or contribute to any claims, damages, losses, or expenses not typically insured against by the coverages specified in Section 5.1.1.  If any such condition or hazard requires removal, abatement, or any other special procedures, such special procedures shall be performed at Owner’s expense in compliance with all Legal Requirements.  Conditions or hazards to which this Section 5.2 refers include:  latent risks to health such as asbestos; silicosis; toxic or hazardous chemicals; and waste products; hazards to the environment such as underground storage tanks; and latent or patent toxic, nontoxic, abrasive, or irritant pollutants.  At Owner’s expense, Westin shall endeavor to obtain appropriate insurance coverages against such conditions and hazards to protect the interests of both Westin and Owner.

5.3          Property/Casualty Insurance.

5.3.1  Subject to Section 5.3.3, Westin shall, at all times during the term of this Agreement, and at Owner’s cost and expense, keep the Resort (including, without limitation, the conference centers, entertainment and recreation facilities, golf course improvements, pro-shops, and other common areas), and its contents (including, without limitation, all furniture, fixtures, equipment, appliances, machinery, tools, golf carts and golf equipment) insured for the benefit of Owner and Westin, and in compliance with the requirements set forth in any Mortgage(s):

(a)           against “all risks” of physical loss or damage for the full replacement value thereof, without exclusion for loss or damage by fire, lightning, windstorm, hail, explosion, riot, civil commotion, aircraft, vehicles, smoke, vandalism, malicious mischief, sprinkler leakage, volcanic action, terrorist acts (to the extent such coverage is available at commercially reasonable rates, as mutually determined by Owner and Westin), breakage of glass, falling objects, weight of ice and snow or sleet, water damage, weather conditions, or collapse;

(b)           against such other “all risk” perils, including earthquake and flood, commonly insured against by a Difference in Conditions insurance policy in such amounts as are obtainable from time to time, but in no event in amounts less than those required under the terms of the Mortgage(s);

(c)           on equipment for the supply or control of heat, light, power, hot water, cold water, gas, refrigeration, or air conditioning against direct or consequential loss or damage, as customarily covered under a Boiler and Machinery policy with a comprehensive definition of insured equipment, in the amount of at least Five Million Dollars ($5,000,000) or amounts as Owner or Westin may from time to time reasonably require;

(d)           for such other risks (including loss to fine arts, accounts receivable, valuable papers and records, electronic media and records, and shipments in transit) that, at the time, are commonly insured against by owners of hotel premises in the Restricted Area, with due regard being or to be given to the then existing circumstances and to the type, construction, design, use, and occupancy of the Resort; and

(e)           against Business Interruption and Extra Expense in a form no less comprehensive resulting from loss or damage from the hazards specified above, to owned or non-owned property which prevents normal-operations from continuing; such insurance shall be written on an Actual Loss Sustained basis in an amount equal to at least one (1) year’s expected net income before income tax (calculated according to Generally Accepted Accounting Principles), plus continuing normal operating expenses, including Westin’s Management Fee, Marketing Fee, Central Reservations Fee, salaries and related payroll items, and all other Reimbursable Expenses, that necessarily continue, notwithstanding the business interruption; the insurance shall also provide Extended Period of Indemnity provisions for payment of loss until normal operations resume, but in any event for a period of not less than one hundred eighty (180) days after business operations have resumed.

5.3.2  “Full replacement value,” as used herein, means the cost of repairing, replacing, or reinstating, including demolishing, any item of property, with materials of like kind and quality in compliance with, and without, an exclusion pertaining to application of, any law or building ordinance regulating repair or construction at the time of loss, and without deduction for physical, accounting, or any other depreciation, in an amount sufficient to meet the requirements of any applicable co-insurance clause and to prevent Owner from being a co-insurer.

5.3.3  If Westin is unable to place the insurance referred to in Section 5.3.1, at premiums and otherwise on terms and conditions (including amounts of coverage and deductibles) at least as advantageous to Owner as the premiums and other terms and conditions available to Owner under blanket insurance policies available to Owner from time to time, then Owner may arrange for such insurance through its blanket policies at Owner’s cost and expense with such payment being made from Resort operations.  If Owner desires to place its own insurance pursuant to this Section 5.3.3, Owner shall so notify Westin in writing at least sixty (60) days prior to the scheduled effective date of such insurance.

5.4          Parties Insured and Amounts of Coverage.  The carriers of all insurance policies provided by Owner under this Agreement shall be subject to Westin’s approval, which shall not be unreasonably withheld or delayed.  All insurance policies provided for in this Article 5 shall include:

5.4.1  Westin and Owner as parties insured thereunder, as their interests may appear;

5.4.2  when maintained by Owner, amounts and types of coverages and amounts of deductibles as shall be approved from time to time by Westin;

5.4.3  where appropriate, mortgage endorsement(s) in favor of Mortgagee(s), as their interests may appear;

5.4.4  where appropriate (including the insurance provided for in Section 5.1.1), the insurer’s waiver of subrogation rights against Westin and Owner; and

5.4.5  a requirement that the insurer provide at least thirty (30) days’ written notice of cancellation or material change in the terms and provisions of the applicable policy.

5.5          Evidence of Insurance.

5.5.1  As soon as practicable prior to the effective date of the applicable coverages, the party obtaining the insurance coverages under this Article 5 shall provide the other party with binders evidencing that the applicable insurance requirements of this Agreement have been satisfied and, as soon as practicable thereafter, shall provide certified copies of policies for such insurance or certificates of insurance.  As soon as practicable prior to the expiration date of each such policy, the party obtaining such insurance shall provide the other party with binders evidencing renewal of existing or acquisition of new coverages.  Certified copies-of renewed or new policies or certificates of insurance shall be provided by the party obtaining insurance coverage under this Article 5 to the other party as soon as practicable after renewed or new coverages become effective.

5.5.2  On request, each party shall furnish the other with a schedule of insurance obtained under this Article 5 listing the policy numbers of the insurance obtained the names of the companies issuing such policies, the names of the parties insured, the amounts of coverage, the expiration date or dates of such policies, and the risks covered thereby.

5.6          Reports by Westin.  Westin shall promptly:

5.6.1  cause to be investigated all accidents and claims for damage relating to the operation and maintenance of the Resort, as they become known to Westin, and shall report to Owner in writing any such incident that is material;

5.6.2  cause to be investigated all damage to or destruction of the Resort as it becomes known to Westin, and shall report to Owner in writing any such incident that is material, together with the estimated cost of repair thereof;

5.6.3  prepare any and all reports required by any insurance company as the result of an incident mentioned in this Section 5.6, acting as the sole agent for all other named insureds, additional insureds, mortgages (to the extent approved), and loss payees (provided that, with respect to any insurance claim in excess of Fifty Thousand Dollars ($50,000), Owner shall have the right of prior approval of any such report prepared by Westin); and

5.6.4  retain on behalf of Owner all consultants and experts, including architects, engineers, contractors, accountants, and attorneys, as needed, and at Owner’s expense, to assist in analyzing any loss or damage, determining the nature and cost of repair, and preparing and presenting any Proofs of Loss or claims to any insurers (provided that Owner shall have the right to approve any such matters in connection with any claims in excess of Fifty Thousand Dollars ($50,000) and any expense in excess of Ten Thousand Dollars ($10,000)).

5.7          Review of Insurance.  All insurance policy limits provided under this Article 5 shall be reviewed by the parties every two (2) years following the Effective Date, or sooner if reasonably requested by Westin or Owner, to determine the suitability of such insurance limits in view of exposures reasonably anticipated over the ensuing two (2) years.  Owner and Westin hereby acknowledge that changing practices in the insurance industry and changes in the local law and custom may necessitate additions or deletions to types or amounts of coverage during the term of this Agreement.  Owner and Westin agree to comply with any other insurance requirements in order to protect the Resort and the respective interests of Owner and Westin.

6.             MORTGAGES

6.1          Owner’s Right to Mortgage.

6.1.1  In addition to the GTA Mortgage, Owner shall have the right to encumber all of the assets that comprise the Resort, any part thereof, or any interest therein, including, without limitation, the real estate on which the Resort is to be constructed, the Resort building and all improvements thereto, all receivables relating to the Resort (provided that any Mortgagee shall recognize Westin’s right to collect and apply such receivables in accordance with this Agreement) and all FF&E and hotel equipment and operating supplies placed in or used in connection with the operation of the Resort as contemplated in any Mortgage that is entered into by Owner, and to assign to any Mortgagee as collateral security for any loan secured by the Mortgage, all of Owner’s right, title, and interest in and to this Agreement; provided, however, that any such Mortgage must meet the requirements and limitations set forth in this Section 6.1 and in Section 6.3 of this Agreement.  Owner shall not grant a Mortgage or security interest of any type in, or name a Mortgagee as insured with respect to, or assign before or after a loss any Business Interruption Insurance coverage, proceeds or policy covering the Resort or its operations, except any Business Interruption Insurance proceeds specifically attributable to the payment of principal, interest or other amounts due and payable to the Mortgagee under the Mortgage in question, and provided that if, at the time of the disbursement of any Business Interruption Insurance proceeds there are any sums due and payable to any Mortgagee (excluding payment obligations accelerated solely by the occurrence of the casualty giving rise to such proceeds), then any such Business Interruption Insurance shall be applied first to such outstanding amounts payable to the Mortgagee.  Owner shall provide Westin with a true and complete copy of any Mortgage and related documents within thirty (30) days of the signing of such documents by all parties thereto.

6.1.2  On reasonable advance notice from a Mortgagee, Westin shall accord to such person or entity and its agents the right to enter on any part of the Resort at any reasonable time for the purposes of examining, inspecting or making extracts from the books of account and financial records of the Resort; provided, however, that any expenses incurred in the Resort’s name in connection with such activities shall be Operating Expenses of the Resort.

6.1.3  Owner represents and warrants that, as of the Effective Date, there are no Mortgages encumbering all or any part of the real and personal property that comprise the Resort or upon which the Resort is operated, other than the GTA Mortgage.

6.1.4  Westin agrees that, upon request of Owner, Westin shall execute a subordination, non-disturbance and attornment agreement in the form attached hereto as Exhibit I (the “SNDA”).

6.2          Quiet Enjoyment.  So long as Westin is not in default under this Agreement, Westin shall be entitled to enjoy, occupy, and manage the Resort throughout the term of this Agreement free from interference or ejection by Owner, any Mortgagee, any ground lessor, or any other entity or individual claiming under, through, or by right of Owner.  In furtherance of the foregoing, Owner shall pay and discharge any charge, assessment or imposition against the Resort and, at its sole expense, prosecute all actions necessary to assure Westin’s receipt of the benefits of this Agreement for the full term hereof and to assure Westin’s quiet and uninterrupted management of the Resort.  In addition, at Westin’s written request, Owner shall request from any existing and future Mortgagees and lessors an agreement in form and content reasonably acceptable to Owner, Westin and any Mortgagees and lessors providing nondisturbance protection (a “Nondisturbance Agreement”), but Owner shall not be required to incur any expense, other than de minimis expenses, in requesting such an agreement and Owner’s inability to obtain such an agreement shall not constitute a default by Owner under this Agreement.  Notwithstanding the foregoing, Owner shall not enter into any ground lease or Mortgage unless (x) Owner pays to Westin an amount equal to the then-applicable Termination Fee on or before the effective date of such ground lease or Mortgage (in which event, no Termination Fee shall thereafter be payable to Westin hereunder), or (y) the lessor or Mortgagee executes an agreement in form and content reasonably acceptable to Westin which includes the agreement of such Mortgagee or lessor to assume the obligations of Owner hereunder with respect to the Termination Fee in the event of a termination of Owner’s interest in the Resort whether by foreclosure or lease termination as applicable.

6.3          Estoppel Certificates.  On request at any time and from time to time during the term of this Agreement.  Westin shall execute, acknowledge, and deliver to Owner or any Mortgagee within thirty (30) days following Westin’s receipt of written request therefor, a certificate: (i) certifying that this Agreement has not been modified and is in full force and effect (or, if there have been modifications, that the same is in full force and effect as modified and specifying the modifications); (ii) stating whether, to the best knowledge of the signatory of such certificate, any default exists, including any Event of Default, and if so, specifying each default of which the signatory may have knowledge; and (iii) providing any additional information reasonably requested by Owner or a Mortgagee; provided, however, that in no event shall Westin be required to agree to any modifications or waivers with respect to this Agreement or other agreements in effect between the parties.  On similar notice, Westin shall be entitled to a similar certificate from Owner, any Mortgagee (with respect to any Mortgage), or any ground lessor (with respect to any ground lease).

7.             DESTRUCTION; TAKING

7.1          Owner To Restore After Insured Casualty.  Subject to Section 7.2, if the whole or any part of the real or personal property used in the operation of the Resort is damaged or destroyed by a peril or event for which this Agreement requires insurance coverage and for which property damage insurance is available, then Owner shall repair, restore, replace or rebuild the Resort as nearly as is reasonably possible to the value, condition and character of the Resort immediately prior to the occurrence of the damage or destruction (“Casualty Restoration”).  Westin shall cooperate with Owner in obtaining all property damage insurance proceeds payable with respect to the Casualty Restoration so that the same shall be available to Owner as the Casualty Restoration progresses.  Owner shall use commercially reasonable efforts at no material cost to Owner to ensure that any applicable Mortgage or Mortgages provide that, subject to reasonable restrictions, all insurance proceeds covering damage or destruction to any real or personal property used in the operation of the Resort shall be available for and may be used for the funding of the Casualty Restoration.

7.2          Termination After Substantial Insured Casualty.  If the major food and beverage facilities in the Resort are rendered substantially unusable for their intended use during the last eighteen (18) months of the term of this Agreement, or if the percentage of the guest rooms in the Resort referred to in column (a) below is rendered unsuitable for use by guests as a result of any damage or destruction to the whole or any part of the Resort when the term of this Agreement, has no more than the number of years to run that is set forth in column (b) below:

(a)	(b)
50%	five
40%	four
30%	three
20%	two
10%	one

then Owner may terminate this Agreement within thirty (30) days after the occurrence of the damage or destruction by giving notice to Westin, irrespective of the insurance coverage applicable to the damage or destruction.  Any such termination shall be effective on the date specified in Owner’s termination notice, which shall be at least (30) days after the delivery of such notice.

7.3          Substantial Uninsured Casualty - Owner’s Option To Terminate or Restore.  If the whole or any part of the Resort is damaged or destroyed by any peril or event for which insurance coverage was not required by this Agreement, or by any peril or event for which property damage insurance is unavailable, and the cost of the Casualty Restoration with respect thereto exceeds twenty percent (20%) of the replacement value of the Resort as of the date of the casualty as determined by an independent licensed architect selected by the parties, then Owner may terminate this Agreement by giving notice to Westin within thirty (30) days after the report is delivered by such independent licensed architect; otherwise, Owner shall complete a Casualty Restoration.  Any termination of this Agreement pursuant to this Section 7.3 shall be effective on the date specified in Owner’s termination notice, which shall be at least thirty (30) days after delivery of the termination notice.

7.4          Commencement and Completion of Casualty Restoration.  Unless Owner is entitled to terminate this Agreement under Sections 7.2 or 7.3, Owner shall commence the Casualty Restoration as soon as reasonably practicable after the occurrence of the damage or destruction and shall complete the work with diligence.  If a right of termination does exist, the obligation to commence the Casualty Restoration shall be delayed until the earlier of the giving of the applicable notice of termination (in which event the obligation shall not become operative) or the expiration of the applicable notice period (in which event the obligation to commence and complete the Casualty Restoration as provided in this Section 7.4 shall become operative immediately).

7.5          Permanent Taking.

7.5.1  Upon a Taking of either the fee interest in, or a perpetual easement on, all or a part of the Resort, if Owner’s architect reasonably determines that the part not so taken may not be repaired, restored, replaced or rebuilt so as to constitute a first-class golf resort facility as contemplated by this Agreement, then this Agreement shall terminate as of the Date of Taking.

7.5.2  Upon a Taking of either the fee interest in, or a perpetual easement on, less than all of the Resort, and if this Agreement has not been terminated in accordance with Section 7.5.1, this Agreement shall remain in full force and effect with respect to the remainder of the Resort, and the awards or other proceeds on account of the Taking (including any interest included or paid with respect to such awards or proceeds) shall be retained by Owner and applied as necessary to the restoration of the Resort or to the payment of any amounts required to be paid to any Mortgagee in connection with such Taking; provided that any portion of such awards or proceeds in excess of the amount (if any) necessary to restore the Resort or required to be paid to a Mortgagee in connection with such Taking shall not be included in Gross Operating Revenue or Incentive Income and shall be paid directly to Owner.  Owner shall repair, restore, replace, or rebuild the remainder of the Resort as nearly as possible to its value, condition, and character immediately prior to the Taking.  Owner shall commence the work as promptly as reasonably practicable after the Date of Taking and shall complete the same with reasonable diligence.  The costs of any such work in excess of the award or proceeds retained by Owner in connection with such Taking, if any, shall constitute Capital Expenditures.

7.6          Taking for Temporary Use.

7.6.1  Subject to Section 7.6.2, upon a Taking of all or part of the Resort for temporary use, this Agreement shall remain in full force and effect, and the awards or other proceeds on account of the Taking (including any interest included or paid with respect to such awards or proceeds) shall be retained by Owner and applied as necessary to the restoration of the Resort or to the payment of any amounts required to be paid to any Mortgagee in connection with such Taking; provided that any portion of such awards or proceeds in excess of the amount (if any) necessary to restore the Resort or required to be paid to a Mortgagee in connection with such Taking shall not be included in Gross Operating Revenue or Incentive Income and shall be paid directly to Owner.  When and if, during the term of this Agreement, the period of temporary use ceases, Owner shall make all such restoration, repairs and alterations as are necessary to restore the Resort to its condition prior to the Taking for temporary use.  Owner shall commence such restoration, repairs, and alterations as soon as reasonably practicable and shall complete the same with diligence.

7.6.2  Notwithstanding the provisions of Section 7.6.1, if a Taking of the nature described in Section 7.6.1 occurs and if (a) Owner’s architect reasonably determines that the part of the Resort not taken may not be repaired, restored, replaced or rebuilt so as to constitute a first-class golf resort as contemplated by this Agreement, and (b) the taking continues in effect for a period longer than twelve (12) months, then either Westin or Owner shall, in its sole discretion, be entitled to terminate this Agreement on thirty (30) days’ prior notice to the other party.

7.7          Effect of Termination.

7.7.1  If this Agreement is terminated in accordance with Sections 7.2, 7.3, 7.5 or 7.6, Owner and Westin shall comply with Section 4.5 hereof and all expenses reasonably and actually incurred as a result of termination of this Agreement or as a result of the cessation of Resort operations shall be for the sole account of Owner.

7.7.2  If this Agreement is terminated in accordance with Sections 7.5 or 7.6, the aggregate of the awards or other proceeds of the Taking (including any interest included in or paid with respect to such awards or proceeds) shall be paid to Owner.

7.7.3  Upon receipt by Westin of the applicable amounts set forth above (and in Section 7.7.4 below), neither Owner nor Westin shall have any further rights against the other under this Agreement (except in connection with any provisions of this Agreement that by their terms survive a termination of this Agreement).

7.7.4  In the event this Agreement is terminated in accordance with Sections 7.2, 7.5 or 7.6, Owner shall promptly pay to Westin the Termination Fee pursuant to Section 4.4.2 hereof.

8.             BUSINESS INTERRUPTION

8.1          Business Interruption.

8.1.1  If the Resort suffers damage or loss that results in an interruption in the operations of the Resort, Owner shall nevertheless be obligated to pay to Westin all amounts that would be due to Westin under this Agreement had such damage or loss not occurred, including the Management Fee, the Marketing Fee, the Central Reservations Fee and all Reimbursable Expenses, for the period of the business interruption provided, however, that if Owner has approved the placement of the Resort’s Business Interruption Insurance with Westin’s insurance program, Owner’s obligation to pay the aforementioned amounts shall be limited to the Business Interruption Insurance proceeds received by Owner that are specifically attributable to such amounts.  In the event of such a business interruption, the Management Fee, the Marketing Fee and the Central Reservations Fee shall be calculated based on projections of the Gross Operating Revenue and Incentive Income that Owner and Westin reasonably agree in writing would have been generated had the loss or damage not occurred.  The projections regarding Gross Operating Revenue and Incentive Income shall be derived from then-accepted practices in the hotel and insurance industries for such matters, with due consideration given to the approved Operating Plan and Budget for the Operating Year in which the loss occurred and any financial projections for the Resort most recently prepared by Westin prior to the loss or damage.

8.1.2  If the Resort suffers damage or loss that results in an interruption in the operation of the Resort, Owner shall nevertheless be obligated to pay all reasonable and actually incurred expenses of operating and maintaining the Resort (at the level which is reasonably determined by Owner and Westin to be practicable given the damage or loss that has occurred) regardless of whether there are available to Owner any Business Interruption Insurance proceeds to cover such amounts, and Owner shall be responsible for depositing all amounts necessary for the operation and maintenance of the Resort in the Operating Account(s) in accordance with Section 3.5.3 during the period of the business interruption.

8.2          Proceeds of Business Interruption Insurance.

8.2.1  If the business of the Resort is interrupted by any event or peril covered by Business Interruption Insurance, the proceeds of any such insurance shall be allocated between Owner and Westin as their interests may appear, and Westin shall share in any proceeds (regardless of whether this Agreement has been terminated based on the event or peril in question) to the extent that the proceeds represent the Management Fee, the Marketing Fee, the Central Reservation Fee or Reimbursable Expenses payable by Owner to Westin under this

Agreement.  The parties acknowledge and agree that Westin has a separate, independent insurable interest in the receipt of the Management, Marketing and Central Reservations Fees and in the receipt of any Reimbursable Expenses, which insurable interest will exist throughout the covered period of any business interruption, regardless of whether this Agreement may be earlier terminated as a result thereof.  Any amounts received by Westin in accordance with this Section 8.2 shall be applied against and shall accordingly reduce the applicable amounts that Owner would otherwise be required to pay to Westin in accordance with Section 7.7.1 or 7.7.2.

8.2.2  Owner shall, immediately upon receipt, deposit any and all proceeds of Business Interruption Insurance received by Owner in the Operating Account(s) for the timely and full payment of Operating Expenses, or, to the extent the outstanding Operating Expenses have been timely paid in full, at Westin’s option, otherwise make any such proceeds immediately available to Westin, for use in payment of the Management Fee, the Marketing Fee, the Central Reservations Fee and all Reimbursable Expenses.

9.             ASSIGNMENTS

9.1          Intentionally deleted.

9.2          Assignment by Westin.  So long as no Event of Default attributable to Westin has occurred and remains uncured, Westin shall have the right, without Owner’s consent, to assign all or a portion of its interest in this Agreement to: (i) any Affiliate or Affiliates of Westin capable of performing the assigned obligations in accordance with the Operating Standard; (ii) any successor of Westin that may result from any merger, consolidation or reorganization; provided, however, that subject to the provisions of Section 11.3, any such successor or assignee shall be required to manage and operate the Resort under the “Westin” name and brand unless Owner otherwise consents in writing in its sole discretion; or (iii) any person or entity not generally recognized in the community as being of ill repute and that acquires all or substantially all of the business and assets of Westin’s hotel management operations and continues the hotel management business of Westin using the Westin Personnel and the Westin Trademarks; provided, however, that subject to the provisions of Section 11.3, any such successor or assignee shall be required to manage and operate the Resort under the “Westin” name and brand unless Owner otherwise consents in writing in its sole discretion.  The assignee must assume and agree to be bound by, and be capable of performing, all of the terms and provisions of this Agreement (including the provisions relating to satisfaction of the Operating Standard).  As a condition to the effectiveness of any such assignment, Westin shall deliver to Owner an executed counterpart of the instrument of assignment and assumption of rights and obligations.  Any assignment by Westin in violation of the terms of this Section 9.2 shall be void and of no force or effect and shall constitute a material breach of this Agreement by Westin governed by the terms of Article 4.

9.3          Assignment by Owner.  Notwithstanding, and without limitation of, Owner’s obligation to make certain payments to Westin pursuant to Section 4.7.2, so long as no Event of Default attributable to Owner has occurred and remains uncured, Owner shall have the right to (i) assign its entire interest in this Agreement, together with the transfer of (but not independent of) all or substantially all of its ownership interest in the Resort or (ii) transfer equity ownership interests to Owner to, in either event, an assignee/transferee that:

9.3.1  has been reasonably approved by Westin and has assumed and agreed to be bound by all of the terms of this Agreement; or

9.3.2  meets the following criteria:

(a)           has financial resources sufficient to enable the transferee to satisfy the obligations of Owner under this Agreement;

(b)           does not have (and is not affiliated with a person or entity that has) as one of its businesses the management of a chain of more than fifty (50) three to four star transient lodging facilities;

(c)           is not generally recognized in the community as being of ill repute; and

(d)           has assumed and agreed to be bound by all of the terms of this Agreement.

Any transfer in any manner by Owner of all or any portion of its ownership interest in the Resort without a permissible assignment of its interest in this Agreement concurrently therewith (in accordance with this Section 9.3) shall be a material breach of this Agreement governed by the terms of Article 4.

9.4          Effect of Permitted Assignments.  A consent to any particular assignment shall not be deemed to be a consent to any other assignment or waiver of the requirement that consent be obtained in the case of any other assignment.  Upon any such permitted assignment by Owner or Westin (except in the case of an assignment by Westin pursuant to clause (i) or (ii) of Section 9.2 above) the assigning party shall be relieved of all liabilities and obligations under this Agreement accruing after the effective date of such assignment.  No such assignment shall relieve the assigning party from its liabilities or obligations under this Agreement accruing prior to the effective date of the assignment.  Any assignee shall succeed to and assume responsibility for all obligations and liabilities including vacation, sick leave, severance, and other benefits based on length of service accrued for Resort Personnel as of the effective date of the assignment.

9.5          Public Offering and Private Placement Exception.  Neither any transfers of publicly traded stock nor any public offering of equity ownership interests (whether partnership interests, corporate stock or otherwise) in either party or by a parent company or other owner of either party shall be deemed to be an “assignment” or “transfer” under this Article 9.

9.6          Liquidating Trust Exception.  Transfers of any interests or assets of Owner or any of its Affiliates into a liquidating trust, the beneficiaries of which are substantially similar to the shareholders of the Owner or GTA immediately prior to the creation of such liquidating trust and which has financial resources substantially equivalent to that of the Owner or GTA immediately prior to the effectiveness of such transfer, shall not be deemed to be a “Sale of the Resort”, an “assignment” or a “transfer” under this Article 9, and therefore will not trigger an obligation of Owner or any Affiliate thereof to make payments pursuant to Section 4.7.2.

10.          DISPUTES

10.1        Alternative Dispute Resolution Required.  The parties shall resolve any Dispute through a two-step dispute resolution process administered by J.A.M.S./Endispute, Inc. or its successors (“JAMS”).  If, at the time a Dispute arises JAMS does not exist or is unable to administer the resolution of the Dispute in accordance with the terms of this Article 10, then the dispute resolution process will be administered, in accordance with the terms of this Article 10, United States Arbitration and Mediation or its successors (“USA&M”).  If USA&M is similarly unavailable or unable to administer the dispute resolution process and the parties cannot agree on the identity of a substitute service provider, then the complaining party must petition to a state or federal court in Pinellas County, Florida to identify a substitute service provider, and the substitute service provider identified by such Court will administer the dispute resolution process in accordance with the terms of this Article 10.

10.1.1  The parties shall first attempt to settle the Dispute by participating in at least ten (10) hours of mediation at the offices of JAMS closest to Tampa, Florida.  The complaining party must notify the other party that a Dispute exists and then contact JAMS to schedule the mediation conference.  The mediator will then be selected in accordance with the rules of JAMS, but the mediator must have experience in the hospitality and golf industries and must not have any conflict of interest.  The mediation will be a non-binding conference between the parties conducted in accordance with the applicable rules and procedures of JAMS.  Neither party may initiate arbitration proceedings until the mediation is complete.  Any mediation will be considered complete: (i) if the parties enter into an agreement to resolve the Dispute; (ii) with respect to the party submitting the Dispute to mediation, if the other party fails to appear at or participate in a reasonably scheduled mediation conference; or (iii) if the Dispute is not resolved within five (5) days after the mediation is completed.

10.1.2  If any Dispute refrains between the parties after the mediation is complete, the parties shall submit the Dispute to final and binding arbitration (without appeal or review), administered by JAMS under its then-current rules.  The arbitrator must have experience in the hospitality industry and golf industries and must not have any conflict of interest.

10.1.3  Arbitration must be initiated within one (1) year from the date on which the Dispute giving rise to the arbitration arose, and any party who fails to commence an arbitration within such one-year period shall be deemed to have waived any of its affirmative rights and claims in connection with the Dispute and shall be barred from asserting such rights and claims at any time thereafter.  An arbitration shall be deemed commenced by a party when the party sends a notice to JAMS, with a copy of the notice to the other party, identifying the Dispute and requesting arbitration.

10.2        Compensation of Mediator or Arbitrator.  Subject to the prevailing party’s right to recover fees and costs pursuant to Section 10.4, the parties agree to share equally the costs, including fees, of any mediator or arbitrator (referred to in this Article 10 as a “neutral”) selected or appointed under this Article 10.  As soon as practicable after selection of the neutral, the neutral or the neutral’s designated representative shall determine a reasonable estimate of the neutral’s anticipated fees and costs, and send a statement to each party setting forth that party’s equal share of the fees and costs.  Each party shall, within ten (10) days after receipt of the statement, deposit the required sum with the neutral.

10.3        Venue, Jurisdiction, and Jury Waiver.  The venue of any mediation, arbitration or judicial proceedings shall be in Tampa, Florida unless otherwise mutually agreed by the parties.  Each party irrevocably submits to the exclusive jurisdiction of the federal and state courts located in Tampa, Florida, unless otherwise mutually agreed by the parties.  Each party waives to the fullest extent permitted by law, trial by jury of all Disputes arising out of or relating to this Agreement.

10.4        Expenses.  The prevailing party in any arbitration, suit or other action arising out of or related to this Agreement shall be entitled to recover its reasonable fees, costs, and expenses relating to the action or the Dispute, including reasonable judicial and extra judicial attorneys’ fees, expenses, and disbursements, and fees, costs, and expenses relating to any mediation or appeal.

10.5        Survival and Severance.  The provisions of this Article 10 shall survive the termination of this Agreement for any reason, regardless of whether a Dispute arises before or after termination of this Agreement, and regardless of whether the related arbitration proceedings occur before or after termination of this Agreement.  If any part of this Article 10 is held to be unenforceable, it shall be severed and shall not affect either the duties to mediate or arbitrate or any other part of this Article 10.

11.          TRADEMARKS AND OTHER PROPRIETARY MATERIALS

11.1        Ownership of Westin Trademarks.  Owner acknowledges and agrees that Westin and its Affiliates are and shall remain the owners of the trademarks, trade name, service marks, and copyrights associated with the name WESTIN or the guest recognition program, and the related marks that include the word WESTIN or STARWOOD, including WESTIN HOTELS & RESORTS, WESTIN HOTELS, HEAVENLY BED, HEAVENLY BATH, WESTIN RESORTS, STARWOOD PREFERRED GUEST, the mark SERVICE EXPRESS, and the Westin and Starwood corporate logos or symbols, together with the right to use any and all slogans, derivations, trade secrets, know-how, and trade dress, and all other proprietary rights associated with such names, marks and slogans (the “Westin Trademarks”).  Owner agrees not to contest the rights of Westin and its Affiliates in respect of the Westin Trademarks, including any additions or improvements to the Westin Trademarks by whomever developed.

11.2        Use of Westin Trademarks.  As part of the management services to be provided under the terms of this Agreement, Westin shall use the Westin Trademarks as it deems appropriate and advisable in operating the Resort, subject to the following terms and to the terms of Section 11.3 below:

11.2.1  Owner may not itself use the Westin Trademarks, except as expressly provided in this Agreement (or otherwise with Westin’s express consent) or apply for international, United States federal, or state or territorial registration of any rights in the Westin Trademarks.  Without Westin’s prior consent, Owner may not use any of the Westin Trademarks as all or part of its legal name or any other trade or assumed name under which Owner does business, and Owner shall disclose in any trade or assumed name filing that the Resort is independently managed and that Owner has no ownership rights in the Westin Trademarks.  Except as provided in Section 11.3, no other letter, word, design, symbol or other matter of any kind shall be superimposed on, associated with, or shown in such proximity to the Trademarks so as-to alter or dilute them, and Owner shall not combine any of the Trademarks with any other trademark service mark or logo.

11.2.2  Westin retains the sole right and discretion to:

(a)           set reasonable minimum operating standards associated with the Westin Trademarks for the Resort which must be met as a condition of continued association with “Westin Hotels & Resorts”;

(b)           determine how and on what materials the Westin Trademarks may be used;

(c)           require the signing of commercially reasonable secrecy agreements by Resort Personnel and third parties to protect the confidentiality and the proprietary nature of the Westin Trademarks;

(d)           set standards for and designate approved third-party suppliers of products bearing any of the Westin Trademarks, and receive third-party commissions, fees, or royalty payments from field of use licenses; and

(e)           handle disputes and control actual or threatened litigation with third parties relating to any part of the Westin Trademarks.

11.3        Name of Resort.  The Resort shall be operated by Westin under the name “The Westin Innisbrook Golf Resort.”  If Westin changes its corporate name or the name used in the system-wide identification of Westin, the name “Westin” as part of the Resort name may be changed, at Westin’s expense, without Owner’s consent to reflect the change in the corporate name or the change in the system-wide identification; provided that the foregoing shall not permit Westin to change the name of the Resort in a manner that identifies the Resort as part of any “second class” brand of hotels and resorts or to a name that is not in keeping with the Operating Standard.  The name “Westin” and any replacement or substitute name constitutes a distinctive hotel service mark for use in connection with the Resort.  The words used in conjunction with “Westin,” but not “Westin” or other Westin Trademarks in the service mark, are presently and shall continue to be the property of Owner on termination of this Agreement.

11.4        Obligations of Owner.

11.4.1  Without first obtaining Westin’s consent, which consent shall not be unreasonably withheld or delayed, Owner shall not publish any Resort advertising materials or implement any Resort advertising or promotional programs of its own.

11.4.2  Owner shall notify Westin as soon as reasonably practicable, of any litigation filed or threatened against Owner involving the Westin Trademarks, as well as any apparent third-party infringement of the Westin Trademarks of which Owner becomes aware and, at Westin’s expense, shall reasonably cooperate with Westin on such matters.

12.          MISCELLANEOUS

12.1        Limitation on Scope of Westin’s Services.

12.1.1  In connection with any insurance coverages required or obtained under this Agreement, neither Westin nor any insurance broker Westin may retain makes any warranty or representation regarding the advisability, nature or extent of the insurance coverages provided by Westin for the benefit of Owner or any other coverages that Owner should consider for the protection of the Resort and its operations.  Owner agrees to rely exclusively on its own insurance advisors with respect to all insurance matters.

12.1.2  Any and all financial projections and budgets prepared by Westin under this Agreement, including the annual Operating Plan and Budget, are intended to assist Owner in operating the Resort, but are not to be relied upon by Owner or any third party as to the accuracy of the information contained therein or the results predicted.  Westin does not guarantee the accuracy of the information contained in such projections and budgets, nor does it guarantee the results such projections and budgets predict, and Owner acknowledges that Westin shall not be held responsible by Owner or any third party for any divergence between such projections and budgets and actual operating results achieved, except in the event of a breach under this Agreement (provided that the foregoing shall not limit Owner’s right to terminate for failure to satisfy the Performance Test as provided in Section 4.3).

12.1.3  Subject to the provisions of Section 12.10 below, Owner hereby unconditionally releases Westin and their officers, directors, employees, agents, and assigns from any and all claims, liabilities, and obligations, whether now existing or hereafter arising, and whether known, unknown, fixed, contingent, or otherwise, arising from or related to the matters specified in Sections 12.1.1 and 12.1.2, namely: (i) the adequacy of insurance coverages with respect to the Resort; and (ii) the accuracy or achievement of projections and budgets with respect to the Resort.

12.2        Use of Affiliates by Westin.  In fulfilling its obligations under this Agreement, Westin may from time to time use the services of an Affiliate (provided that such Affiliate has the capability to perform such services in accordance with the Operating Standard and is generally providing such services to other Westin Managed Hotels).  If an Affiliate performs services Westin is required to provide under this Agreement, Westin shall be ultimately responsible to Owner for the Affiliate’s performance, and Owner shall not pay more for the Affiliate’s services and expenses than Westin would have been entitled to receive under this Agreement had Westin performed the services.  If an Affiliate otherwise performs services for or provides goods to the Resort, such goods or services shall be supplied at prices and on terms at least as favorable to the Resort as generally available in the relevant market.

12.3        The Committee.

12.3.1  A policy committee (the “Committee”) shall be established to coordinate the performance by Owner and Westin of their respective obligations under this Agreement so that the operation and promotion of the Resort may be conducted in an efficient manner and under the terms and provisions of this Agreement.  Owner and Westin shall each appoint three (3) representatives (“Representatives”) to serve on the Committee, with the persons whose names are listed on Exhibit J attached hereto being the persons who are to serve as the initial Representatives.  At all times, at least one of Westin’s Representatives shall be a designee of the Golf Manager.  Either party may, at any time and from time to time, on notice to the other party, name an alternate for one or more meetings or remove any of its Representatives and appoint a successor or successors.  With respect to those matters over which either party or both parties are granted approval rights under this Agreement, each Representative and each designated alternate shall have the authority to act for and bind his or her principal in giving or withholding such approval.

12.3.2  The Committee shall hold periodic meetings not less frequently than quarterly on not less than ten (10) days’ notice from either party to the other (or more frequently as circumstances may make necessary or desirable and which may include, at Owner’s request, telephonic bi-weekly meetings).  Meetings shall be held at the Resort or in any other city agreeable to both parties as set forth in the notice.  No more than two (2) of the Representatives of each party shall be required to attend any meeting.  If the Committee so chooses, it may appoint a secretary to keep minutes of its meetings, and the minutes shall be distributed to all Representatives within thirty (30) days after each meeting.

12.3.3  The purpose of the Committee meetings is to provide Westin and Owner with a forum in which to discuss any aspect of the Resort’s operations.  Westin agrees to discuss with Owner, among other topics, Westin’s selection of the Senior Executive Personnel of the Resort and key department managers; review of personnel deployment at the Resort (i.e., allocation of human resources to best promote the Resort’s business plan); policies that materially affect Resort Personnel; incentive plan results and modifications thereto; special projects recommended by Westin, Owner or Golf Manager; the annual Operating Plan and Budget and the periodic updates thereto prepared by Westin; the content and implementation of the marketing program for the Resort (as proposed and implemented by Westin from time to time), including the coordination of Westin’s marketing program with the specific marketing of the Golf Facility and evaluation of the extent to which funds from the Resort should be specifically earmarked for golf-oriented marketing; sales and booking models for the Resort (including issues relating to the provision of incentives to Resort guests to book tee times at the Golf Facility); consideration of any modification or supplementation that may be advisable with respect to the financial reports to be prepared by Westin; any proposed or planned Capital Improvements, and policies and practices relating to the exerciseby any person or entity of rights under the National Labor Relations Act or any applicable labor laws in relation to the Resort (including union organization, recognition and withdrawal of recognition, union elections, contract negotiation on a single-employer or mufti-employer basis, grievances, unfair labor practice charges, strikes and lockouts).  In making decisions in connection with its operation of the Resort pursuant to this Agreement, Westin shall consider in good faith Owner’s views (as expressed during Committee meetings or during other discussions between Owner and Westin).

12.4        Owner’s Compliance With Legal Requirements.  Owner and Westin shall, as an Operating Expense of the Resort, jointly endeavor to ensure that the business being conducted at the Resort is in full compliance with all Legal Requirements.  Without limiting the generality of the foregoing, Owner shall provide adequate funds to enable Westin to take the actions necessary to comply with Legal Requirements.

12.5        Governing Law.  This Agreement and all disputes relating to the performance or interpretation of any term of this Agreement shall be construed under and governed by the laws of Florida applicable to contracts to be performed entirely within that jurisdiction.

12.6        Waivers, Modifications, Remedies.  No failure or delay by a party to insist on the strict performance of any term of this Agreement, or to exercise any right or remedy consequent on a breach thereof, shall constitute a waiver of any breach or any subsequent breach of such term.  Neither this Agreement nor any of its terms may be changed, waived, discharged or terminated except by an instrument in writing signed by the party against whom the enforcement of the change, waiver, discharge, or termination is sought.  No waiver of any breach shall affect or alter this Agreement, but each and every term of this Agreement shall continue in full force and effect with respect to any other then existing or subsequent breach thereof.  The remedies provided in this Agreement are cumulative and not exclusive of the remedies provided by law or in equity.

12.7        Severability of Provisions.  If a court of competent jurisdiction or an arbitrator determines that any term of this Agreement is invalid or unenforceable to any extent under applicable law, the remainder of this Agreement (and the application of this Agreement to other circumstances) shall not be affected thereby, and each remaining term shall be valid and enforceable to the fullest extent permitted by law.

12.8        Notices.  All notices, consents, determinations, requests, approvals, demands, reports, objections, directions, and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given on the date upon which such communications are delivered by a reputable overnight carrier service or by the United States Postal Service or its successor after being deposited with the United States Postal Service as Express Mail or as registered or certified matter, postage prepaid, return receipt requested, addressed as follows:

If to Westin:

Westin Management Company South

c/o Starwood Hotels & Resorts Worldwide, Inc.

1111 Westchester Avenue

White Plains, New York  10604

Attention:  General Counsel

Fax:  (914) 640-8260

with a copy, to the same address, marked:

Attention:  President, North America Division

and with a copy to:

Heller Ehrman White & McAuliffe LLP

333 Bush Street

San Francisco, California  94104

Attention:  Judith C. Miles, Esq.

Fax:  (415) 772-6268

If to Owner:

GTA-IB, LLC

c/o Golf Trust of America, Inc.

14 North Adger’s Wharf

Charleston, South Carolina  29401

Attention:  Mr. W. Bradley Blair, II

Fax:  (843) 723-0479

with a copy to:

O’Melveny & Myers LLP

Embarcadero Center West

275 Battery Street

San Francisco, California  94111

Attention:  Peter T. Healy, Esq.

Fax:  (415) 984-8701

or at such other address as the party to whom the notice is sent has designated in accordance with this Section 12.8.

12.9        Successors and Assigns.  Subject to the provisions of Articles 6 and 9, this Agreement shall inure to the benefit of and shall be binding on the successors and assigns of the parties, and the terms “Owner” and “Westin” as used in this Agreement shall include all permitted successors and assigns of the original parties.

12.10      Indemnification.

12.10.1  Subject to Sections 12.10.2. and 12.10.3 below, Owner shall indemnify, defend, and hold Westin and its officers, directors, employees, agents, consultants and assigns harmless from and against any and all claims, demands, actions (including enforcement proceedings initiated by any government agency), penalties, suits, and liabilities (including the cost of defense, settlement, appeal, and reasonable attorneys’ fees and costs, but excluding consequential damages), which they or any of them may have alleged against them, incur, become responsible for, or pay out for any reason including:  the death of or personal or bodily injury to any person; destruction or damage to any property; contamination of or any adverse effects on the environment; breach of any express contract; any violation of governmental laws, regulations, orders or the like; any claim the basis for which is a defect in the design or construction of the Resort; or any of the matters specified in Sections 5.2, 12.1.1, or 12.1.2; caused in whole or in part by, arising out of, or related to:  (i) the ownership or operation of the

Resort after the Effective Date, including the employment and discharge of Resort Personnel and matters pertaining to the accessibility of the Resort to persons with disabilities; (ii) Owner’s breach of any provision of this Agreement; (iii) any breach by Owner of any legal, contractual, or other duties; (iv) any violation of governmental laws, regulations, orders or the like with respect to the Resort occurring on or after the Effective Date; or (v) acts or omissions of Westin or its Affiliates or any of their respective officers, directors, employees, agents or consultants, in the performance of their services pursuant to this Agreement, or in connection with winding up such services upon termination of this Agreement; provided, however, that in no event shall Owner’s indemnification obligations under this Section 12.10.1 extend to acts of fraud, gross negligence, or willful misconduct on the part of Westin or its Affiliates or any of their respective officers, directors, employees, agents, consultants or assigns.

12.10.2  Subject to Section 12.10.3 below, Westin shall indemnify, defend, and hold Owner and its officers, directors, employees, agents, consultants and assigns harmless from and against any and all claims, demands, actions (including enforcement proceedings initiated by any government agency), penalties, suits, and liabilities (including the cost of defense, settlement, appeal, and reasonable attorneys’ fees and costs, but excluding consequential damages), which they or any of them may have alleged against them, incur, become responsible for, or pay out for any reason, to the extent such matters are caused by any acts of fraud, gross negligence or willful misconduct by Westin or its officers, directors, employees, agents or consultants in the performance of services under this Agreement or in connection with winding up such services upon termination of this Agreement; provided, however, that in no event shall Westin’s indemnification obligations under this Section 12.10.2 extend to acts of fraud, gross negligence or willful misconduct on the part of Owner or its Affiliates or any of their respective officers, directors, employees, agents, consultants or assigns.

12.10.3  The obligations set forth in this Section 12.10 shall survive any termination of this Agreement for the statutory period of the applicable claim; provided, however, Westin shall be indemnified and held harmless by Owner against any claim asserted against Westin by a third-party unaffiliated with Westin for which Westin has indemnification protection hereunder, notwithstanding the expiration of the applicable statute of limitations, subject to all applicable defenses, including, without limitation, a defense that the applicable statute of limitations has expired.  For purposes of determining the scope of the indemnification obligations of each party under this Section 12.10, the parties expressly acknowledge and agree that errors in judgment made reasonably and in good faith by Westin or its Affiliates or their respective officers, directors, employees, agents or consultants in the management of the Resort (including, in connection with the employment or discharge of Resort Personnel) shall not be deemed to constitute gross negligence within the meaning of this Section 12.10 unless such errors in judgment (i) are material to the business of the Resort, (ii) are repeated after written notice to Westin bringing the error in judgment to Westin’s attention, and (iii) result in debts or liabilities being incurred that would not normally be incurred in the ordinary course of business of a project similar to the Resort.  Moreover, for purposes of determining the scope of the indemnification obligations of each party under this Section 12.10, the acts and omissions of Resort Personnel shall not be imputed to Westin or be the subject of any indemnification obligation of Westin under this Agreement unless (x) such acts and omissions are committed by the Senior Executive Personnel, or (y) Westin or the Senior Executive Personnel acted with gross negligence in employing, training, supervising or continuing the employment of the individual committing such acts or omissions.

In no event shall (x) the settlement by either party in good faith of any claim brought by a third party (including, without limitation, any Resort Personnel) in connection with the ownership or operation of the Resort be deemed to create any presumption of the validity of the claim or (y) any such settlement be deemed to create any presumption that the acts or omissions giving rise to such claim constituted fraud, gross negligence, or willful misconduct on the part of Westin or its officers, directors, employees, agents or consultants.

12.11      Limitation on Pledging Owner’s Credit.  Except as is set forth in an Operating Plan and Budget which has been approved by Owner, and as is necessary or advisable for the purchase of goods and services in the ordinary course of business in the operation of the Resort within the scope of this Agreement, Westin shall not borrow any money or execute any credit obligation in the name and on behalf of Owner or pledge the credit of Owner without Owner’s prior consent.  Westin shall indemnify Owner and its Affiliates, and any of their officers, directors, employees, agents, consultants or assigns against any claims, suits, liabilities, costs, and expenses, including attorneys’ fees and costs, which may be asserted against or incurred by Owner and any of the foregoing others because of any such unauthorized actions by Westin.

12.12      Entire Agreement.  This Agreement and the Exhibits constitute the entire contract between the parties and supersede all prior contracts and understandings, written or oral, with respect to the subject matter hereof.

12.13      Counterparts.  This Agreement may be executed in several counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument.

12.14      Captions.  The Table of Contents and captions to the Articles and Sections of this Agreement are for convenience of reference only and in no way define, limit, describe, or affect the scope or intent of any part of this Agreement.

12.15      Relationship of the Parties.  Westin and Owner are not joint venturers, partners, or joint owners with respect to the Resort, and nothing contained in this Agreement shall be construed as creating a partnership, joint venture, or similar relationship between the parties.  In operating the Resort, signing contracts, accepting reservations, conducting financial transactions and making any other commitment, Westin acts as agent for a disclosed principal and assumes no independent contractual liability nor shall Westin extend its own credit with respect to any obligation incurred in operating the Resort and performing its obligations under this Agreement.  Westin’s agency as established by this Agreement is coupled with an interest and may not be terminated by Owner until the expiration of the term of this Agreement or the prior termination of this Agreement in accordance with its terms.

12.16      Attorneys’ Fees.  In the event of any legal proceedings, including any arbitration proceeding, dispute resolution, or litigation of any nature, relating to this Agreement, the prevailing party shall be entitled to reimbursement of its reasonable costs and reasonable attorneys’ fees from the other party.  If any party secures a judgment in any proceeding brought to enforce or interpret this Agreement, then any costs or expenses (including reasonable attorneys’ fees) incurred in enforcing, or in appealing from, such judgment shall be payable by the party against whom such judgment has been rendered and shall be recoverable separately from and in addition to any other amount included in such judgment.  This Section 12.16 is intended to be severable from the other provisions of this Agreement and to survive and not be merged into any such judgment.

12.17      Confidentiality.  The parties agree that the matters set forth in this Agreement are strictly confidential.  In addition, the parties agree to keep strictly confidential all information of a proprietary or confidential nature about or belonging to a party to which the other party gains or has access by virtue of the relationship between the parties.

Except as disclosure may be required to obtain the advice of professionals or consultants, or financing for the Resort from an institutional lender, or in furtherance of a permitted assignment of this Agreement, or as may be required by law or by the order of any government, governmental unit or tribunal, including, without limitation, the Securities and Exchange Commission (and the rules and regulations promulgated thereunder or thereby) each party shall use reasonable efforts to ensure that such information is not disclosed to the press or to any other third person or entity without the prior consent of the other party.  The obligations set forth in this Section 12.17 shall survive any termination of this Agreement.  The parties shall coordinate with one another on all public statements whether written or oral and no matter how disseminated, regarding their contractual relationship as set forth in this Agreement, or the performance by either of them of their respective obligations under this Agreement.

12.18      Restrictive Covenant.  During the initial term of this Agreement, Westin shall not, without the prior written consent of Owner, manage another resort within the Restricted Area.  The provisions of this Section 12.18 shall not apply during any Extension Term.  In addition, upon the termination of this Agreement for any reason, the provisions of this Section 12.18 shall be null and void as of the effective date of the termination.

12.19      No Personal Liability.  Nothing contained herein shall give rise to any personal liability on the part of any individual officer, director, or employee, consultant or agent of either of Westin or Owner, or any Affiliates thereof.

12.20      Status of Agreements.  The parties hereby confirm that the GHR Agreement has been replaced and superseded in its entirety by this Agreement.  The parties further confirm the status of certain other agreements entered into in connection with the GHR Agreement, as follows:

12.20.1  The parties hereby acknowledge and agree that the Interim Operations Agreement dated as of May 7, 1997 between WHC and GHR has expired and is of no further force or effect and that neither Owner nor Westin shall have any obligation to the other in connection with such agreement.

12.20.2  The parties further acknowledge and agree that the Agreement re Guaranty of Funds dated as of May 7, 1997 between WHC and GHR (the “Minimum Payment Agreement”) has been terminated and is of no further force or effect and that neither Owner nor

Westin shall have any obligation to the other in connection with the Minimum Payment Agreement.

12.20.3  Effective as of the date of this Agreement, GTA, Owner and Westin have executed an SNDA in the form attached hereto as Exhibit I.

12.20.4  For further clarity, the parties acknowledge and agree that the only agreements presently in effect between them governing the operation and management of the Resort or the Golf Facility are (i) this Agreement, (ii) the SNDA, (iii) the Golf Management Agreement, and (iv) the Side Letter between Westin and Owner dated as of the Effective Date.

12.21      Mutual Release of Claims.

12.21.1  Mutual Release.

(a)           Subject only to the provisions of Section 12.21.3 below, Owner, on behalf of itself and each of its present and former members, partners, stockholders, trustees, beneficiaries, predecessors, successors, affiliates (including GTA), subsidiaries, assigns, heirs, agents, directors, officers, employees, representatives, and all persons acting by, through, under or in concert with them, or any of them (collectively, the “Owner Parties”) does hereby release and forever discharge Westin and each of its present and former members, partners, stockholders, trustees, beneficiaries, predecessors, successors, affiliates, subsidiaries, assigns, heirs, agents, directors, officers, employees, partners, representatives, and all persons acting by, through, under or in concert with them, or any of them (collectively, the “Westin Parties”), of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, losses, costs or expenses, of any nature whatsoever, known or unknown, fixed or contingent, whether now existing or hereafter arising based upon or relating to (A) the ownership, operation or management of the Resort or the Golf Facility prior to the Effective Date, or (B) the indebtedness of GHR to GTA evidenced by, among other things, the GTA Loan Agreement (collectively, “Released Claims”).

(b)           Subject only to the provisions of Section 12.21.3 below, Westin, on behalf of itself and each of the other Westin Parties, does hereby release and forever discharge each of the Owner Parties of and from any and all manner of Released Claims.

12.21.2  Waiver of Unknown Claims.  It is the intention of the parties that the foregoing mutual releases shall be effective as a full and final accord and satisfaction, and as a bar to all actions, causes of action, obligations, costs, expenses, attorneys’ fees, damages, losses, claims, liabilities and demands of whatsoever nature, character or kind, known or unknown, suspected or unsuspected, relating to the Released Claims.  Furthermore, the parties hereby acknowledge that they are aware that they or their attorneys may hereafter discover claims or facts in addition to or different from those which they now know or believe to exist with respect to the Resort or the Released Claims, but that it is their intention to hereby fully, finally and forever settle and release all of the claims known or unknown, suspected or unsuspected, now existing or hereafter arising, which the Parties have or may have against each other based upon or relating to (i) the ownership, operation or management of the Resort or the Golf Facility prior to the date of this Amendment, or (ii) the indebtedness of GHR to Lender secured by, among other things, the GTA Mortgage.  In furtherance of such intention, the release herein given shall be and remain in effect as a full and complete mutual release notwithstanding the discovery or existence of any such additional different claims or facts.

12.21.3  Reservation of Certain Rights.  The releases set forth above shall not limit the ability of either of the parties to enforce its rights under this Agreement.  In particular, but without limiting the generality of the preceding sentence, the releases set forth above shall not limit either party’s rights as against the other pursuant to Section 12.10 above with respect to claims, demands, actions (including enforcement proceedings initiated by any governmental agency), penalties, suits and liabilities (including the cost of defense, settlement, appeal, and reasonable attorneys’ fees and costs, but excluding consequential damages) to the extent that the same is either (i) based on events occurring after the Effective Date of this Agreement, or (ii) first asserted by the third party claimant to Owner and/or Westin in writing following the Effective Date.  Each party hereby represents to the other that it has no knowledge of the assertion by a third party claimant of any such claims, demands, actions, penalties, suits or liabilities prior to the Effective Date (other than claims arising in the ordinary course of the operation of the Resort or the Golf Facility and fully covered by insurance or as set forth in that certain letter delivered from Owner to Westin or from Westin to Owner, as applicable, dated July 2004).

12.21.4  Ownership of Released Matters.  The parties hereby warrant and represent to each other that they are the sole and lawful owners of all rights, title and interest in and to all Released Claims and that they have not heretofore assigned or transferred or purported to assign or transfer to any other person any Released Claim or any part or portion of any Released Claim.

12.22      Interpretation of Generally Accepted Accounting Principles.  In the event that there is a dispute between Owner and Westin respecting the application of Generally Accepted Accounting Principles under this Agreement, a final determination shall be made by one of the four largest public accounting firms in the United States.

12.23      Other Agreements.  Westin and its counsel have reviewed the following agreements (each of which is intended to be entered into simultaneously with this agreement unless otherwise indicated) and Westin consents to the contents of such agreements:  (i) that certain Settlement Agreement by and among GHR, Owner and certain other parties; (ii) that certain Defense and Escrow Agreement by and among GHR, Owner and certain other parties; (iii) that certain Operational Benefits Agreement by and among GHR, Owner and certain other parties; and (iv) that certain Parcel F Development Agreement by and among GHR, GTA and certain other parties, dated March 30, 2004.

IN WITNESS WHEREOF, the parties have executed this Agreement on the Effective Date.

“WESTIN”

WESTIN MANAGEMENT COMPANY SOUTH

By:	/s/ Nadine Greenwood
Name: Nadine Greenwood
Title: Authorized Signatory

“OWNER”

GTA-IB, LLC

By:	/s/ W. Bradley Blair, II
Name: W. Bradley Blair, II
Title: President